UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐   Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 14, 2010

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2010 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 28, 2010 at 9:30 a.m. (CDT), in the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

We are pleased to again furnish our proxy materials to you over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On September 14, 2010, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access our 2010 proxy statement and annual report and vote online. All other stockholders will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet next year, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Marcel Smits

Interim Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 28, 2010

Sara Lee’s proxy statement and 2010 annual report are available at www.saralee.com/annualmeeting.

NOTICE OF THE 2010

ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 28, 2010, at 9:30 a.m. (CDT), in the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois 60523 for the following purposes:

1.	to elect the 11 directors named in the attached proxy statement;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2011; and

3.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 7, 2010 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Brett J. Hart
Executive Vice President, General Counsel and Corporate Secretary

September 14, 2010

ADMISSION TO THE 2010 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 7, 2010 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Sara Lee shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee common stock on September 7, 2010.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. The address of our principal executive office is 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number is +1.630.598.6000. Our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 28, 2010, at 9:30 a.m. (CDT), in the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois 60523. The telephone number of the Oak Brook Hills Marriott Resort is +1.630.850.5555. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the Oak Brook Hills Marriott Resort are posted at www.saralee.com.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 7, 2010 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Under appropriate circumstances, we may provide assistance or a reasonable accommodation to attendees of the Annual Meeting who require assistance to gain access to the meeting or to receive communications made at the meeting. If you would like to request such assistance or accommodation, please contact our Investor Relations Department at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424, or at (630) 598-8100 regarding your request as far in advance of the Annual Meeting as possible. Please note that we may not be able to accommodate all requests.

Information About this Proxy Statement

Why you received this proxy statement.    You have received these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 14, 2010, we mailed to our U.S. and Canadian stockholders of record as of the close of business on September 7, 2010 a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to stockholders outside the U.S. and Canada. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s transfer agent, BNY Mellon Shareowner Services, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@mellon.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, Sara Lee is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 14, 2010, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the

Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 27, 2010. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 25, 2010 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. Please note that if you hold your shares through a broker, your broker may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 11 nominees for directors named in the attached proxy statement; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2011.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Sara Lee’s Corporate Secretary, Brett J. Hart. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 7, 2010. As of September 7, 2010, there were 639,246,565 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in the Sara Lee Corporation Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 25, 2010.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes for this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information about Votes Necessary for Action to be Taken

Eleven directors have been nominated for election at the Annual Meeting. Sara Lee’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions and broker non-votes will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Sara Lee’s Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors

(excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each other proposal, the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on either of these items because they are not considered votes cast.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards to assist it in making determinations regarding independence. These standards are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Sara Lee or Sara Lee’s independent registered public accountants.

After considering these categorical standards, the listing standards of the New York Stock Exchange and any other relationships between the directors and Sara Lee, the Board determined that Christopher B. Begley, Crandall C. Bowles, Virgis W. Colbert, James S. Crown, Laurette T. Koellner, Cornelis J.A. van Lede, Dr. John McAdam, Sir Ian Prosser, Norman R. Sorensen, Jeffrey W. Ubben and Jonathan P. Ward, constituting all of Sara Lee’s directors, are independent.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” When assessing potential director candidates, the Corporate Governance, Nominating and Policy Committee considers diversity among the existing board members, including racial and ethnic background and gender, as outlined in the Board Membership Criteria section of the Corporate Governance Guidelines.

The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Sara Lee’s Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Corporate Secretary, Brett J. Hart, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424.

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors (or specific Committee Chair or director)
c/o Brett J. Hart, Corporate Secretary Sara Lee Corporation 3500 Lacey Road Downers Grove, Illinois 60515-5424

Sara Lee’s Board of Directors has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@saralee.com, posting a report at www.saraleeresourceline.com or by calling —

•	+1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number)

Board Leadership Structure

James S. Crown, an independent director, currently serves as our Chairman of the Board. Mr. Crown assumed the position of Chairman on May 14, 2010, when our then Chairman and Chief Executive Officer,

Brenda C. Barnes, began a medical leave of absence. Prior to May 14, 2010, Mr. Crown served as our Lead Independent Director. Marcel Smits currently serves as our Interim Chief Executive Officer. Mr. Smits also assumed his position at the time Ms. Barnes began her medical leave of absence. Prior to such time, Mr. Smits served as our Executive Vice President and Chief Financial Officer.

The Board believes that this leadership structure is appropriate for Sara Lee at this time, particularly in light of its leadership transition, in that it ensures a greater role for the independent directors in the oversight and leadership of the Company. This structure is also consistent with our Corporate Governance Guidelines, which provide that, following the completion of Ms. Barnes’ tenure as Chief Executive Officer, the Board would select as Chairman of the Board a director who meets the general standards for director independence established at such time by the New York Stock Exchange.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Chairman (or, when our Chairman was an executive officer, the Lead Independent Director) chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Risk Oversight

Sara Lee’s Board of Directors has overall responsibility for risk oversight. Each year, Sara Lee’s management and the Board jointly develop and prioritize a list of the most significant risks facing the company. Throughout the year, the Board and committees of the Board dedicate a portion of their meetings to reviewing and discussing specific risks in greater detail. The Board as a whole exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to succession of our Chief Executive Officer and other members of senior management, and has delegated responsibility for the oversight of specific risks to Board committees as follows: The Audit Committee oversees Sara Lee’s risk policies and processes relating to our financial statements and financial reporting processes, and regulatory compliance risks. The Finance Committee oversees Sara Lee’s risk policies and processes relating to capital, credit, pension plan and liquidity risks. The Corporate Governance, Nominating and Policy Committee oversees risks related to Sara Lee’s governance structure and arising from related person transactions, and oversees processes and risks related to regulatory or legislative risks, our public policy initiatives and similar matters. The Compensation and Employee Benefits Committee provides oversight with respect to risks that may be created by our compensation programs and management resources, structure and succession planning.

Compensation Risk

The Compensation Committee has undertaken, with the assistance of its independent compensation consultant, a comprehensive review of compensation policies and practices throughout Sara Lee to assess the risks presented by such policies and practices. Based on this review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on Sara Lee. In reaching this determination, we have taken into account the following design elements of our compensation programs and policies and practices: mixture of cash and equity opportunities, mixture of performance time horizons, mixture of time-based and performance-based pay vehicles, use of financial metrics that are easily capable of audit, avoidance of uncapped rewards, use of required stock ownership amounts at senior management levels, a broad clawback policy and a rigorous auditing, monitoring and enforcement environment.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were then serving on the Board except one attended the 2009 annual meeting.

Governance Documents

All of Sara Lee’s current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters and Global Business Standards, are available at www.saralee.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that Securities and Exchange Commission (“SEC”) regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more of our common stock. Under the written policy, Sara Lee’s Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related person transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Sara Lee that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Sara Lee.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Sara Lee’s Compensation and Employee Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Committee, and the Committee may replace FWCook or hire additional consultants at any time. Frederic Cook, principal of FWCook, attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of Sara Lee’s executive officers. None of Sara Lee’s management participated in the Committee’s decision to retain FWCook as the Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Committee with respect to Sara Lee’s executive officers and other key employees pursuant to a written consulting agreement with the Committee. The services FWCook provides under the agreement include advising the Committee on the principal aspects of Sara Lee’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Sara Lee’s program design and Sara Lee’s award values in relationship to its performance.

The Committee regularly reviews the services provided by its outside consultants and believes that FWCook is independent in providing executive compensation consulting services to the Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Committee, FWCook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Sara Lee management except at the request of the Committee Chair and as agent for the Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held eleven meetings during fiscal year 2010 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive, Finance and Qualified Legal Compliance. The following table shows the current membership of these committees. All of the directors attended at least 75% of the total of all the meetings of the Board and Board committees on which he or she served during fiscal year 2010.

Each standing Board committee operates pursuant to a written charter. Copies of the committee charters are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.” The Board also formed a temporary special litigation committee, which is described below.

Name	Audit		Compensation and Employee Benefits		Corporate Governance, Nominating and Policy		Executive		Finance
Christopher B. Begley	X								X
Crandall C. Bowles			X						X
Virgis W. Colbert									X
James S. Crown			X		X	*	X	*
Laurette T. Koellner	X	*			X		X
Cornelis J.A. van Lede	X				X
Dr. John McAdam			X		X
Sir Ian Prosser	X						X		X	*
Norman R. Sorensen			X		X
Jeffrey W. Ubben	X								X
Jonathan P. Ward			X	*	X		X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of Sara Lee’s accounting and financial reporting principles and policies and internal audit controls and procedures; the integrity of Sara Lee’s financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Sara Lee’s compliance programs; and the evaluation of the qualifications, independence and performance of Sara Lee’s independent registered public accountants and lead audit partner, and the performance of Sara Lee’s internal audit function. The Audit Committee met eleven times during the year and regularly meets privately with the head of the internal audit department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated key executive’s, hiring, severance or relocation arrangement that deviates materially from Sara Lee’s standard policies, procedures and programs. The Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation and Employee Benefits Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation and Employee Benefits Committee met five times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers corporate governance policies and practices from time to time, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the executive resources and oversees Sara Lee’s activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met five times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Finance Committee.    The Finance Committee reviews all aspects of Sara Lee’s financial structure, including its overall financial policies, sources and uses of funds, investment of assets held in Sara Lee’s employee benefit plan and Sara Lee’s dividend policy. The Finance Committee also performs other duties as requested by the Board of Directors from time to time. The Finance Committee met five times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee meets on an as needed basis, and did not meet during the year.

Special Litigation Committee.    In December 2007 the Board of Directors formed a temporary committee of the Board, called the Special Litigation Committee, comprised of three disinterested independent directors: Laurette T. Koellner (Chair), Christopher B. Begley and Sir Ian Prosser. The Special Litigation Committee was formed to evaluate the claims made in certain stockholder derivative lawsuits and to assess whether the continuation of those lawsuits or pursuit of those claims by or on behalf of Sara Lee is in our best interests and, to the extent the Special Litigation Committee decided that pursuing any of those claims is in our best interests, to make any and all decisions on behalf of Sara Lee regarding the litigation, settlement or other disposition of such claims. In June 2009, Sara Lee agreed to settle the lawsuit and, in November 2009, the Court gave its final approval of the settlement. As a result, the lawsuit was dismissed with prejudice and the responsibilities of the Special Litigation Committee were complete. The Special Litigation Committee held 24 meetings from January 2008 through November 2009 and was dissolved in January 2010.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Eleven directors will be elected at this year’s Annual Meeting. Each director’s term will last until the 2011 Annual Meeting of Stockholders and until he or she is succeeded by another director who has been elected.

Information About the Nominees for Election to the Board of Directors

Board Composition.    We believe that our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board to fulfill its responsibilities. The Corporate Governance, Nominating and Policy Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications that would establish and maintain a Board with strong collective abilities. Although it does not have a written policy, the Board considers diversity among the existing Board members, including racial, ethnic background and gender diversity, when identifying and evaluating nominees for directors.

To fulfill these objectives, the Board has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•

Leadership Experience.    We believe that directors with experience in significant leadership positions over an extended period, especially CEO positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial or Accounting Acumen.    We believe that an understanding of finance and financial reporting processes enables our directors to evaluate, and understand the impact of business decisions on, our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•

Industry Experience.    We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•

Operational Experience.    We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operating plan and business strategy.

•

Global Experience.    Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. In fiscal 2010, approximately 40% of our net sales and 50% of our operating segment income, on a continuing operations basis, were generated outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•

Public Company Board and Corporate Governance Experience.    Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance, Nominating and Policy Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

Director Nominees.    The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors. If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 28, 2010.

CHRISTOPHER B. BEGLEY     Chairman and Chief Executive Officer of Hospira, Inc. (global specialty pharmaceutical and medication delivery company). Mr. Begley was elected Chairman of Hospira in May 2007 and has served as Chief Executive Officer since Hospira was spun off from Abbott Laboratories (health care products) on April 30, 2004. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004; Senior Vice President, Chemical and Agricultural Products from 1999 to 2000; Vice President, Abbott Health Systems from 1998 to 1999; and Vice President, MediSense Operations, in 1998. He became a director of Sara Lee in October 2006. Mr. Begley also serves as a director of the Economic Club of Chicago, AdvaMed and National Center for Healthcare Leadership. Age 58.

Director Qualifications

•     Leadership, Operational and Global Experience, Financial or Accounting Acumen — serves as Chairman and Chief Executive Officer of a global publicly traded company.

•     Public Company Board and Corporate Governance Experience — serves as Chairman and Chief Executive Officer of publicly traded company.

CRANDALL C. BOWLES     Chairman of Springs Industries, Inc. (home furnishings) since 1998 and The Springs Company (real estate, investments) since 2007. Ms. Bowles has served as a director of Springs Industries, Inc. since 1978 and as its Chief Executive Officer from 1998 until 2006. Subsequent to a spinoff and merger in 2006 and until July 2007, Ms. Bowles served as Co-Chairman and Co-Chief Executive Officer of Springs Global Participacoes S.A. (textile home furnishings). Ms. Bowles became a director of Sara Lee in October 2008. She also serves as a director of Deere & Company and J.P. Morgan Chase & Co. and previously served as a director of Wachovia Corporation. Ms. Bowles also is a Trustee of the Brookings Institution. Age 63.

Director Qualifications

•     Leadership, Operational and Industry Experience — serves as Chairman and former Chief Executive Officer of a publicly traded consumer goods manufacturing company.

•     Public Company Board and Corporate Governance Experience — serves as a director of several global publicly traded companies and on the audit committee of one of those companies.

VIRGIS W. COLBERT     Retired Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005. Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Sara Lee in January 2006. Mr. Colbert serves as a director of Bank of America Corporation, Lorillard, Inc., The Manitowoc Company, Inc. and Stanley Black & Decker. He previously served as a director of Merrill Lynch & Co. and Delphi Corporation. Age 71.

Director Qualifications

•     Leadership — over 10 years of general management experience.

•     Industry, Operational and Global Experience — served as an executive officer of a branded beverage manufacturing company, with responsibility over global manufacturing.

•     Public Company Board and Corporate Governance Experience — serves and previously served as a director of other large publicly traded companies.

JAMES S. CROWN     President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Trustee of the University of Chicago Medical Center and the University of Chicago, and is a trustee of the Aspen Institute, the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 57.

Director Qualifications

•    Leadership Experience — serves as an executive officer and director of several private and publicly traded investment, financial and manufacturing companies, as lead independent director of General Dynamics Corporation and Sara Lee (until he assumed the role of Chairman in May 2010).

•    Financial or Accounting Acumen — serves as an executive officer of a diversified investments company and on the audit committees of several publicly traded companies, and previously was employed by an investment bank.

•    Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies.

LAURETTE T. KOELLNER     Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Executive Vice President and Chief Human Resources and Administration Officer of Boeing from 2002 to December 2004, member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. She also serves as a director of American International Group Inc. and Celestica Inc. Age 56.

Director Qualifications

•    Leadership, Operational and Global Experience — former executive officer of a global publicly traded company and president of an international subsidiary.

•    Financial or Accounting Acumen — previously served as Corporate Controller & General Auditor of a global publicly traded company, and as Vice President of Internal Audit, Corporate Controller and President of a subsidiary of a global publicly traded company; serves on the audit committee of a public company.

•    Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies.

CORNELIS J.A. VAN LEDE     Retired Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of its Board of Management in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Board of Heineken N.V. and as a member of the Supervisory Board of Royal Philips Electronics. He is a non-executive director of Air France-KLM Holding and Air Liquide. Mr. van Lede previously served as a non-executive director of Elsevier Group plc and as a member of the Supervisory Board of Akzo Nobel N.V. and Stork B.V. Age 67.

Director Qualifications

•    Leadership, Operational and Global Experience — former executive officer of an international manufacturing company and current director of several large branded product and service companies.

•    Financial or Accounting Acumen — served on the audit committees of several large publicly traded companies.

•    Public Company Board and Corporate Governance Experience — serves and previously served as a director of other global publicly traded companies.

DR. JOHN MCADAM     Retired Chief Executive Officer of Imperial Chemical Industries PLC (specialty chemicals) from 2003 until its acquisition by Akzo Nobel N.V. in January 2008. Dr. McAdam served as Executive Vice President of ICI Paints from 1998 to 2003 and as a member of the PLC Board from 1999 to 2007, and as Chairman and Chief Executive Officer of its Quest International business from 1997 to 1998. Prior to that, Dr. McAdam held a number of positions with Unilever Plc (consumer products) from 1974 to 1997, including senior positions within its Birds Eye Walls, Quest International and Unichema International businesses. He also has served as a senior advisor to TPG Capital LLP (private equity) since May 2008. Dr. McAdam became a director of Sara Lee in October 2008. He serves as Chairman of Rentokil Initial plc and United Utilities Group plc, as a senior independent director of J Sainsbury plc, and as a non-executive director of Rolls-Royce Group plc. Age 62.

Director Qualifications

•   Leadership, Industry and Operational Experience — former chief executive officer of a global publicly traded company, and director and non-executive chairman of several other large publicly traded companies, including an international supermarket chain operator and a branded product manufacturer.

•   Global Experience — has served as an executive officer and/or director of several large international companies.

•   Public Company Board and Corporate Governance Experience — serves as a director of other global publicly traded companies and on the audit committee of several companies.

SIR IAN PROSSER     Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Finance Director from 1978 to 1984. Sir Ian has been a director of Sara Lee since October 2004. He previously served as the non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc. Sir Ian is Chairman of the Navy Army and Airforce Institutes. Age 67.

Director Qualifications

•   Leadership, Industry, Operational and Global Experience — served as chairman, director and executive officer of several global public companies that sell branded services and consumer beverages.

•   Financial or Accounting Acumen — qualified as a Chartered Accountant, served in finance roles in his career and served on the audit committees of several large publicly traded companies.

•   Public Company Board and Corporate Governance Experience — served as a director of other global publicly traded companies.

NORMAN R. SORENSEN     President — International Asset Management and Accumulation, the Principal Financial Group since February 2010, President and Chief Executive Officer of Principal International, Inc. since 2001, and Executive Vice President of Principal Financial Group, Inc. and Executive Vice President of Principal Life Insurance Company since 2007 (financial services and asset management). He previously served as Senior Vice President of Principal Financial Group, Inc. since 2001 and Senior Vice President of Principal Life Insurance Company since 1998. Prior to that Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He became a director of Sara Lee in October 2007. He serves as Chairman and director of the International Insurance Society. Mr. Sorensen also is a member of the Financial Services Roundtable and the Council on Foreign Relations. Age 65.

Director Qualifications

•   Leadership, Operational and Global Experience — serves as an executive officer of an international financial services and asset management company, with responsibility over international operations.

•   Financial or Accounting Acumen — executive officer of a financial services company, with oversight over asset management and financial services functions and multiple divisional chief financial officers.

•   Public Company Board and Corporate Governance Experience — serves and previously served as an executive officer of several publicly traded companies.

JEFFREY W. UBBEN     Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital (investment partnership) since 2000. From 1995 to 2000, Mr. Ubben served as a managing partner at Blum Capital Partners (investment firm) and prior to that spent eight years at Fidelity Investments (investment firm), where he managed the Fidelity Value Fund. He became a director of Sara Lee in August 2008. Mr. Ubben also serves as a director of Gartner Group, Inc. and Misys, plc. He previously served as a director of Acxiom Corporation, Omnicare, Inc., Martha Stewart Living Omnimedia, Inc., Catalina Marketing Corporation, Per-Se Technologies, Inc. and Mentor Corporation. He serves as chairman of the national board of The Posse Foundation, is on the board of trustees of Northwestern University and is a board member of the American Conservatory Theater. Age 49.

Director Qualifications

•   Leadership and Public Company Board and Corporate Governance Experience — serves as chief executive officer of an investment firm and has served as a director of other global publicly traded companies.

•   Financial or Accounting Acumen — served as chief investment officer of a private equity firm for past 10 years, and serves or has served on the audit committees of several global publicly traded companies.

JONATHAN P. WARD     Senior Advisor, Kohlberg & Co. (investment firm) since July 2009. Former Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC from November 2006 to June 2009. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Sara Lee in October 2005. Mr. Ward currently serves as a director of KAR Auction Services, Inc. and he previously served as director of First Horizon. Age 56.

Director Qualifications

•   Leadership and Operational Experience, Financial or Accounting Acumen — served as executive officer, including as Chief Executive Officer, of two service companies and two companies providing financial and investment services.

•   Public Company Board and Corporate Governance Experience — serves on the board and previously served as chairman of publicly traded companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Following is a description of Sara Lee’s compensation program for non-management directors in fiscal 2010. Directors who are Sara Lee employees do not receive compensation for their services as directors. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Sara Lee’s Board of Directors, as appropriate. Directors do not receive any meeting or attendance fees.

Annual Retainers

	Cash Retainer (1)	Restricted Stock Units (2)
All non-management directors	$75,000	$120,000
Additional Compensation:
Chairman of the Board (3)	$75,000	$75,000
Lead Independent Director (3)	$12,500	$12,500
Audit Committee — Chair	$10,000	$10,000
Chairs of other Committees	$5,000	$5,000
Audit Committee — members	$3,750	$3,750

(1)	A director may elect to receive shares of Sara Lee common stock or restricted stock units (RSUs) in lieu of all or a portion of his or her cash retainer.
(2)	RSUs vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.
(3)	James S. Crown served as Lead Independent Director until May 14, 2010, when he was named Chairman of the Board. Mr. Crown received a pro rated retainer for serving as Lead Independent Director during the first half of calendar 2010, and in August 2010, Mr. Crown received a pro rated retainer for serving as Chairman of the Board during the second half of calendar 2010.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including RSUs) within five years after a director is first elected to the Board.

Deferred Compensation Program — Under Sara Lee’s 1999 Non-Employee Director Stock Plan, directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Director Deferred Compensation Program will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Sara Lee at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2010 is 4.17%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. Any awards of RSUs that a director elects to defer automatically are invested into the stock equivalent account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director. Sara Lee does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)(4)	Total ($)
Christopher B. Begley (5)	116,250	161,275	200	277,725
Crandall C. Bowles	75,000	120,011	—	195,011
Virgis W. Colbert	75,000	120,011	—	195,011
James S. Crown	92,500	137,511	—	230,011
Laurette T. Koellner (5)	130,000	175,029	13,500	318,529
Cornelis J.A. van Lede	78,750	123,763	62,600	265,113
Dr. John McAdam	75,000	120,011	—	195,011
Sir Ian Prosser (5)	121,250	166,281	—	287,531
Norman R. Sorensen	75,000	120,011	—	195,011
Jeffrey W. Ubben	76,875	123,763	5,000	205,638
Jonathan P. Ward	80,000	125,017	10,000	215,017

(1)	Represents the amount of cash compensation earned by each director in fiscal 2010 for Board and committee service, including amounts Ms. Koellner and Mr. Ward elected to defer into the deferred compensation program, and amounts Ms. Bowles and Messrs. Begley, Crown, Sorensen and Ubben elected to receive in shares of Sara Lee common stock or RSUs.

(2)	Represent the full grant date fair value of RSUs granted in fiscal 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the closing market price of Sara Lee’s common stock on the date of grant. Restricted stock awards vest one year from the grant date. As described above, each non-management director receives an RSU award each year and also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the grant date fair value for non-elective RSU awards; any annual cash retainer that a director elects to receive in the form of Sara Lee common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The number of unexercised options and outstanding RSUs held by each non-employee director at the end of fiscal 2010 is shown below. Our last grant of options to directors was in 2001 and all outstanding options are fully vested. RSUs vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves the Board.

Name	Number of Unexercised Options	Number of Unvested RSUs
Christopher B. Begley	—	38,129
Crandall C. Bowles	—	37,995
Virgis W. Colbert	—	36,661
James S. Crown	38,121	73,384
Laurette T. Koellner	—	48,473
Cornelis J.A. van Lede	—	42,537
Dr. John McAdam	—	23,382
Sir Ian Prosser	—	46,450
Norman R. Sorensen	—	30,145
Jeffrey W. Ubben	—	24,870
Jonathan P. Ward	—	44,137
(3)	Includes charitable contributions made by the Sara Lee Foundation on behalf of Ms. Koellner ($13,500) and Messrs. Begley ($200), Ubben ($5,000) and Ward ($10,000). In fiscal 2010, Sara Lee or the Sara Lee Foundation would make charitable contributions of up to $25,000 each fiscal year upon the request of a non-management director. These contributions include financial support for fundraising events and direct program grants. In addition, non-management directors may participate in Sara Lee’s Matching Grants Program on the same basis as Sara Lee employees. Under the Matching Grants Program, the Sara Lee Foundation matches personal contributions made to eligible nonprofit organizations up to $10,000 each calendar year. Both types of contributions are reflected in the table.

(4)	For Mr. van Lede, includes an annual retainer for serving as Chairman of the Supervisory Board of Koninklijke Douwe Egberts B.V., a Dutch subsidiary of Sara Lee. During fiscal 2010, he received an annual retainer of Euro 50,000 (approximately $62,600).

(5)	Ms. Koellner (Chair) and Messrs. Begley and Prosser served as members of the Special Litigation Committee formed by the Board to evaluate claims made in certain stockholder derivative lawsuits, which were settled in November 2009. In January 2010, the Board approved compensation for the members of the Special Litigation Committee. For service during calendar years 2008 and 2009, each Committee member received $12,500 compensation per quarter, and the Committee Chair received additional $2,500 compensation per quarter. In each case (i) the compensation was paid 50% in cash and 50% in restricted stock units, (ii) all restricted stock units vest one year after the date of grant and convert into Sara Lee common stock on a one-for-one basis on the date six-months after the director leaves Sara Lee’s Board, and (iii) Committee members could elect to receive the cash portion in the form of quarterly cash payments or shares of Sara Lee common stock or a restricted stock unit, or to defer the cash amount pursuant to the Director Deferred Compensation Program. The compensation arrangement was approved in recognition of the significant amount of time each Committee member dedicated to activities of the Special Litigation Committee.

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned by Sara Lee’s named executive officers, directors and director nominees as of September 7, 2010. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (1)	Percent of Common Stock
Brenda C. Barnes	672,734	4,488,933	—	*
Christopher B. Begley	27,228	—	38,129	*
Crandall C. Bowles	10,000	—	37,995	*
Stephen J. Cerrone	55,869	115,101	98,932	*
Virgis W. Colbert	3,648	—	36,661	*
James S. Crown (2)	1,134,145	38,121	77,654	*
Christopher J. Fraleigh	97,026	336,646	137,204	*
Mark A. Garvey	76,064	30,507	94,497	*
Laurette T. Koellner	14,446	—	57,471	*
Cornelis J.A. van Lede	10,288	—	42,537	*
Dr. John McAdam	—	—	23,382	*
Frank van Oers	50,409	200,519	107,776	*
Sir Ian Prosser	8,971	—	46,450	*
Marcel H. M. Smits	28,662	—	78,519	*
Norman R. Sorensen	16,271	—	30,145	*
Jeffrey W. Ubben (3)	34,918,822	—	24,870	5.02
Jonathan P. Ward	1,967	—	46,176	*
Directors and executive officers as a group (20 persons)	36,585,877	5,621,385	1,341,869

*	Less than 1% of the outstanding shares of common stock.
(1)	Includes restricted stock units (RSUs) granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan, 2002 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Director Deferred Compensation Plan. Does not include performance stock units (PSUs) granted to Sara Lee officers under Sara Lee’s 1998 Long-Term Incentive Stock Plan or 2002 Long-Term Incentive Stock Plan because PSUs vest only if and to the extent predetermined performance goals are achieved. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. For executive officers, RSUs vest and are converted into shares of common stock as the vesting period lapses, and PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved. For directors, RSUs vest one year after the grant date but are not converted into shares of Sara Lee common stock until six months after the director leaves the Board.
(2)	Includes 930,000 shares held by two family partnerships in which Mr. Crown is a partner. These shares are pledged by the partnerships as collateral for a bank loan.
(3)	Includes 34,918,822 shares of common stock beneficially owned by ValueAct Capital Master Fund, L.P., as to which Mr. Ubben may be deemed a beneficial owner. Also includes 24,870 RSUs awarded to Mr. Ubben for his services as a director of Sara Lee, which he has contractually agreed to hold for the benefit of ValueAct Capital Master Fund, L.P. Mr. Ubben disclaims beneficial ownership of these shares and RSUs except to the extent of his pecuniary interest therein.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 7, 2010. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class
Capital Research Global Investors	54,090,761	(1)	7.8%
333 South Hope Street
Los Angeles, CA 90071

BlackRock, Inc.	52,648,631	(2)	7.55%
40 East 52nd Street
New York, NY 10022

ValueAct Capital	34,918,822	(3)	5.02%
435 Pacific Avenue, 4th Floor
San Francisco, CA 94133

(1)	Based upon information as of December 31, 2009, contained in a Schedule 13G filed with the SEC on February 10, 2010. The Schedule 13G states that Capital Research Global Investors beneficially owns 54,090,761 shares of Sara Lee common stock, of which it has sole voting power as to 36,147,661 shares and sole dispositive power as to 54,090,761 shares.
(2)	Based upon information as of December 31, 2009, contained in a Schedule 13G filed with the SEC on January 29, 2010. The Schedule 13G states that BlackRock, Inc., as successor to the stock ownership of Barclays Global Investors, NA and its affiliates, may be deemed to have sole voting and dispositive power as to 52,648,631 shares of Sara Lee common stock.
(3)	Based on information provided by ValueAct, a total of 34,918,822 shares are owned directly by ValueAct Capital Master Fund, L.P. and may be deemed to be beneficially owned by (i) VA Partners I, LLC, as General Partner of ValueAct Capital Master Fund, L.P., (ii) ValueAct Capital Management, L.P., as the manager of ValueAct Capital Master Fund, L.P., (iii) ValueAct Capital Management, LLC, as General Partner of ValueAct Capital Management, L.P., (iv) ValueAct Holdings, L.P., as the sole owner of the limited partnership interests of ValueAct Capital Management, L.P. and the membership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC, and (v) ValueAct Holdings GP, LLC, as General Partner of ValueAct Holdings, L.P. Jeffrey W. Ubben, a Sara Lee director, is a member of the Management Board of ValueAct Holdings GP, LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

Our business results for fiscal 2010, as discussed in the section entitled “Financial Review” in our annual report, along with our compensation objectives, are the starting point for how the Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”) ultimately decided to compensate:

•	Brenda C. Barnes, our former Chairman and Chief Executive Officer;

•	Marcel H.M. Smits, our Interim Chief Executive Officer and former Chief Financial Officer;

•	Mark A. Garvey, our Interim Chief Financial Officer;

•	Christopher J. (C.J.) Fraleigh, our Executive Vice President; Chief Executive Officer, North American Retail and Foodservice;

•	Frank van Oers, our Executive Vice President; Chief Executive Officer, International Beverage and Bakery; and

•	Stephen J. Cerrone, our Executive Vice President, Human Resources.

We refer to these individuals collectively in this proxy statement as the “named executive officers.” In May 2010, our Chairman and Chief Executive Officer, Brenda C. Barnes, took a medical leave of absence and on August 9, 2010, she stepped down permanently from those positions. Marcel H.M. Smits was appointed Interim Chief Executive Officer and Mark A. Garvey was appointed Interim Chief Financial Officer in May 2010, and the Board has initiated a process to select Ms. Barnes’ successor. Ms. Barnes was not serving as Chief Executive Officer at the end of fiscal 2010, however since she served in that role for all but the last six weeks of fiscal 2010, all details in this section analyzing the compensation of our Chief Executive Officer relate to Ms. Barnes’ compensation for fiscal 2010. See the narrative following the “Potential Payments Upon Termination or Change in Control Table” for a discussion of the separation agreement that the Company entered into with Ms. Barnes in connection with her departure from the Company.

Our Executive Compensation Objectives

Our executive compensation program is based upon achieving the following objectives:

•	aligning the compensation of our executive officers with the long-term interests of our stockholders;

•	providing a total compensation opportunity that allows us to attract and retain talented employees, and motivate them to achieve exceptional business results; and

•

ensuring that our executive officers’ total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of good corporate governance and evolving best practices within our industry.

To achieve this, our executive compensation objectives are an integral part of our “pay-for-performance” culture that includes our Performance Management Process which is a top-down process of cascading and aligning our business goals throughout the organization and measuring progress against the completion of those goals. We believe in the transparency of our compensation practices so that both our employees and stockholders understand these programs and how the programs can affect business results.

Impact of Fiscal 2010 Business Results on Executive Compensation

At the start of fiscal 2010, the macro-economic conditions affected several compensation and benefit decisions. In light of unprecedented economic challenges and a desire to carefully manage our employee-related costs, management imposed a salary freeze with no merit increases for fiscal 2010 for most salaried employees, including all named executive officers. Additionally, a decision was reached to freeze our defined benefit pension plan for salaried employees effective April 30, 2010. Both of these decisions, along with a business-wide focus on cost reduction, improved our overall performance and contributed to strong operating results at fiscal year end.

In total, fiscal 2010 marked another year of progress and performance for Sara Lee. We delivered improved operating results, especially from our North American business segments, and impressive cash flow from operations. We also executed against several key strategic initiatives, namely:

•	focusing our portfolio around our core businesses and increasing or maintaining the share positions of our leading brands;

•	improving our supply chain, managing our procurement activities, and leveraging centralized information technology;

•	successfully achieving cost savings and productivity gains through Project Accelerate; and

•	fostering a culture of innovation and performance across the corporation.

For more information about our fiscal 2010 business results, see the section of our annual report titled “Financial Review.”

At the beginning of fiscal 2010, the Compensation Committee established a total direct compensation opportunity for each of our senior executive officers, including the named executive officers, consisting of base salary, a target annual incentive award opportunity, and a target long-term incentive award. Consistent with the financial performance measures that are important to Sara Lee’s investors, our annual incentive opportunity is based on achievement of growth in adjusted operating income, adjusted net sales, and adjusted cash flow targets. Furthermore, we seek to more closely align the interests of our senior executive officers with our stockholders through the use of stock options, restricted stock units and performance share units, the latter of which are based on achievement of relative total stockholder return rates (for the fiscal 2008-2010 and fiscal 2009-2011 plans) and cumulative operating income results (for the fiscal 2010-2012 plan).

Our CEO’s Fiscal 2010 Compensation Opportunity

In fiscal 2010, Ms. Barnes:

•

Had a target annual incentive opportunity of $2.3 million, with actual payout dependent upon Sara Lee’s adjusted operating income (55%), adjusted net sales (25%) and adjusted cash flow (20%). The target annual incentive opportunity, which represented 200% of her fiscal year base salary earnings, was determined by the Compensation Committee based on its review of peer group data and after consultation with its independent compensation consultant.

•

Was granted a target long-term incentive award, on August 27, 2009, with a target value of $7 million in the form of stock options (25%), performance share units (25%), and restricted stock units (50%). The performance share units (“PSUs”) are payable only if Sara Lee achieves the three-year cumulative operating income target as set in our strategic plan. Any earned PSUs are converted into shares of our common stock and distributed at the end of the three-year performance period.

Additional details about Ms. Barnes’ compensation follow under “Compensation Discussion and Analysis.”

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program

The Components of Our Executive Compensation Program

The principal components of our executive compensation program and the purpose of each component are presented in the table below, along with our target competitive position for each component. Our objective is to align all target positions to the median value of our peer group, which represents the companies against which we compete for executive talent. We measure our programs’ competitiveness both by individual benchmark positions as well as by salary grades, which are composed of many positions that we consider to have similar responsibilities.

Compensation Component	Target Competitive Position (in aggregate for all positions)	Purpose
Base salary	Equal to the peer group median.	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held.
Annual incentive awards	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than target based upon actual business unit performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our short-term/annual objectives.
Long-term incentives	Target opportunities are set in relationship to the peer group median; actual payouts may exceed or be less than market median based upon our stock price and financial performance.	Variable component of pay intended to motivate and reward an executive officer’s contribution to achieving our long-term objectives.
Retirement and other benefits	Equal to the peer group median.	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide retirement savings opportunity (pension and Section 401(k) plans).
Perquisites	Less than or equal to the peer group median.	Fixed component of pay intended to help us in attracting and retaining executive talent.
Post-termination compensation (severance and change in control)	Equal to the peer group median.	Fixed component of pay intended to provide temporary income following an executive officer’s involuntary termination of employment and, in the case of a change in control, to also help provide continuity of management through the transaction.

How We Position Executive Pay

One of the key objectives of our executive compensation program is to ensure that the total compensation package for our executive officers is competitive with the companies against which we compete for executive talent. In fiscal 2010, our peer group consisted of the following 18 companies:

Campbell Soup Company	Hormel Foods Corporation
The Clorox Company	Kellogg Company
The Coca-Cola Company	Kimberly-Clark Corporation
Colgate-Palmolive Company	Kraft Foods, Inc.
ConAgra Foods Inc.	Nestle S.A. (US Operations)
General Mills, Inc.	PepsiCo. Inc.
Group Danone	The Procter & Gamble Co.
H.J. Heinz Company	Tyson Foods, Inc.
The Hershey Company	Unilever N.V. (US Operations)

Our peer group is regularly reviewed and changed, if necessary, with the approval of the Compensation Committee. The peer group is representative of the companies against which we compete for executive talent, and is comprised of companies that share similar industry profiles. Also, many of these companies participate along with us in the same independent compensation surveys, helping us to make accurate compensation comparisons. The peer group is used for comparisons of all components of our executive compensation and benefits package.

We rely on various sources of compensation and benefits survey data for ascertaining the competitive market for the named executive officers. We use survey data of our peer group developed by national compensation consulting firms, such as Hewitt Associates LLC, Mercer, Towers Watson HR Services, and the Hay Group. We have a high confidence level in the accuracy and confidentiality standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. During this process, we measure target and actual pay levels within each compensation component and in the aggregate. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is presented annually to the Compensation Committee for its review.

How We Set the Compensation Mix

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components to those of our compensation peer group. Specifically, we review the total direct compensation opportunity (that is, the sum of base salary, target annual incentive award opportunity, and target long-term incentive award opportunity) in the following categories:

•	fixed versus variable;

•	short-term versus long-term; and,

•	cash versus equity-based.

The Compensation Committee’s goal, with respect to each of these categories, is to allocate total direct compensation in a manner that is market competitive with our peer group. The Compensation Committee believes that this is appropriate because the peer group represents the companies against which we compete for executive talent. The Compensation Committee also believes that the allocations that result from this approach are effective in motivating our executive officers to maximize stockholder value. The allocations that the Compensation Committee applied with respect to fiscal 2010 are as follows:

Compensation Allocation for Total Target Direct Compensation
			Brenda C. Barnes	Other Named Executive Officers
Fixed (Salary)	/	Variable (Annual + Long-Term Incentive Value)	11% / 89%	19% - 26% / 74% - 81%
Short-Term (Salary + Annual Incentive Value)	/	Long-Term (Long-Term Incentive Value)	33% / 67%	47% - 58% / 42% - 53%
Cash (Salary + Annual Incentive Value)	/	Equity-Based (Long-Term Incentive Value)	33% / 67%	47% - 58% / 42% - 53%

The differences between the mix of compensation components for Ms. Barnes as compared to the compensation components for the other named executive officers are generally comparable to the mix of our peer group.

Direct Compensation Components

Base Salary

Base salary is the only fixed component of our executive officers’ total direct compensation. We target base salary to equal the median salary of our peer group. An executive officer’s base salary is initially set based upon the individual’s level of responsibility and experience and is determined by reference to a specific salary grade that has both a salary range minimum and maximum.

In light of unprecedented economic challenges and a desire to carefully manage our employee-related costs, management imposed a salary freeze with no merit increases for fiscal 2010 for most salaried employees, including all named executive officers. Mr. Garvey received an increase in his base salary in March 2010 to reflect his increased responsibilities following his additional assignment as principal accounting officer.

Annual Incentive Compensation

Our annual incentive award program is designed to motivate and reward executive officers for achieving short-term financial objectives. The program is composed of two inter-related plans: the Performance-Based Incentive Plan (the “PBIP”), which is a stockholder-approved plan providing an overall limit on annual incentive payments for the named executive officers, and the Annual Incentive Plan (the “AIP”), which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers. The current PBIP was designed to ensure that our annual incentive awards would qualify as “performance-based compensation” and, therefore, be tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The AIP provides participants, including the named executive officers, with annual cash incentive award opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The AIP provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year base salary. Payout opportunities increase with the participants’ salary grade level, which is consistent with our compensation philosophy of increasing the level of pay at risk for higher level positions. For participants in the PBIP, the Compensation Committee applies negative discretion factors to reduce the maximum annual award under the PBIP (with the PBIP maximum being defined with reference to a percentage of “Adjusted Operating Income,” as defined in the PBIP).

Ms. Barnes’ target annual incentive award opportunity for fiscal 2010 under the AIP was 200% of her fiscal year base salary earnings, with payout multiples ranging from 0% to 150% of this 200% target opportunity. This target annual incentive award opportunity was set based upon the Compensation Committee’s review of data from our peer group and the advice of its independent compensation consultant. The AIP target award opportunities for the other named executive officers are less than Ms. Barnes’ (that is, between 120% and 150% of base salary) and also were based upon a review of competitive market data and input from Ms. Barnes. The target opportunities are then reviewed and approved by the Compensation Committee and were unchanged from the prior year.

Corporate Performance Objectives

The Compensation Committee approved the team-based performance objectives for the AIP with a focus on motivating participating employees to achieve Sara Lee’s fiscal 2010 financial goals. The AIP performance measures, which apply to all of the named executive officers, and their approximate weighting within the plan, were as follows:

Performance Measure	FY10 Approximate Weighting of Performance Measures
Adjusted Operating Income	55%
Adjusted Net Sales	25%
Adjusted Cash Flow	20%

The financial performance goals for those participants who are in corporate staff positions are based upon the composite goals of Sara Lee’s various business segments. In the case of the named executive officers, this applied to Ms. Barnes and Messrs. Smits, Garvey and Cerrone. Beginning in fiscal 2010, the performance goals of participants who are directly responsible for a specific business segment were based primarily (75%) upon that business segment’s financial results, as well as partially (25%) on corporate results. In the case of the named executive officers, this applied to Messrs. Fraleigh and van Oers.

The Compensation Committee is actively engaged in establishing the specific target performance level for each performance measure. Typically, a performance measure’s target performance level is the same as the target performance level contained in our annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board of Directors for its review and approval. The threshold performance level, at which no payout is warranted, is typically set at the prior fiscal year’s actual results, depending on the particular performance measure. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set to require high level of performance that will require significant effort to achieve. For fiscal 2010, the average percentage earned under the AIP for the named executive officers was 126% of the target payout opportunity and, for fiscal 2009, 2008, and 2007, the average payout levels were 99%, 94%, and 94% respectively, of the target payout opportunity.

The financial performance goals and results used in the AIP are non-GAAP financial measures which are reported results as adjusted to exclude significant items and select other charges and gains. Significant items are material items that are not indicative of our core operating results and that are quantified and identified in our financial reports. In addition to significant items, the Compensation Committee may make other adjustments for extraordinary and similar items, or to prevent undue and/or unintended gain or loss. For fiscal 2010, the significant items included in the adjustment of relevant financial data for purposes of measuring performance included the following: changes in foreign currency exchange rates; impairments, pension settlements, or curtailments; gains or losses related to business dispositions or businesses in the process of being disposed; charges, cash disbursements, or cash receipts related to exit and business transformation activities or business dispositions; pension partial withdrawal liability; and net interest expense. We also exclude from the calculation of performance results under the AIP contingent sale proceeds from the fiscal 1999 sale of our tobacco business. Adjusted Operating Income and Adjusted Net Sales are disclosed in our quarterly earnings press releases and filings with the SEC. Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual AIP payments with our financial results prepared in accordance with generally accepted accounting principles as reported on the face of Sara Lee’s audited annual income statements.

Fiscal 2010 Decisions and Analysis

Following the end of fiscal 2010, the Compensation Committee evaluated our financial performance against the pre-established performance objectives and determined that we had over-achieved on several of the performance goals set forth in our annual operating plan, as illustrated in the table set forth below. Based on the financial performance, Ms. Barnes earned an annual incentive award payment that was 126% of her target award opportunity, or $2,905,934. The Compensation Committee approved a discretionary increase in Ms. Barnes’ calculated AIP award for fiscal 2010 in the amount of $200,000, resulting in a total award of $3,105,934. This was in recognition of costs incurred to facilitate the leadership transition.

Fiscal 2010 Annual Incentive Plan Corporate Performance Results

Performance Measure (in millions)	Threshold	Target	Maximum	Fiscal 2010 Actual
Adjusted Operating Income	$950	$1,011	$1,112	$1,145
Adjusted Net Sales	$12,009	$12,641	$13,273	$12,265
Adjusted Cash Flow	$271	$371	$471	$700

The table below shows the award opportunities under the AIP and the fiscal 2010 actual payouts for all of the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	FY10 Annual Incentive Award As % of Target	FY10 Annual Incentive Award ($)
Brenda C. Barnes	200%	$2,300,000	300%	$3,450,000	135.04%	$3,105,934
Marcel Smits	150%	$767,722	225%	$1,151,584	123.41%	$947,456
Mark A. Garvey	120%	$415,200	180%	$622,800	126.34%	$524,584
Christopher J. Fraleigh	145%	$840,420	220%	$1,275,120	130.87%	$1,099,884
Frank van Oers	130%	$619,557	195%	$929,336	111.26%	$689,330
Stephen J. Cerrone	125%	$619,500	190%	$941,640	128.04%	$793,197

The incentive award payouts were determined based on the actual achievement of the adjusted operating income, adjusted net sales, and adjusted cash flow targets, as illustrated below.

Named Executive Officers	Performance Measures	Adjusted Operating Income	Adjusted Net Sales	Adjusted Cash Flow
Brenda C. Barnes	Corporate	150%	55%	150%
Marcel H.M. Smits	Corporate	150%	55%	150%
Mark A. Garvey	Corporate	150%	55%	150%
Christopher J. Fraleigh	North American Retail and Foodservice (75% weight)	150%	45%	150%
	Corporate (25% weight)	150%	55%	150%
Frank van Oers	International Beverage and Bakery (75% weight)	111%	28%	150%
	Corporate (25% weight)	150%	55%	150%
Stephen J. Cerrone	Corporate	150%	55%	150%

Long-Term Incentive Compensation

Our long-term incentive compensation award program is designed to motivate and retain talented executive officers and reward them for achieving long-term financial results that are aligned with our stockholders’ interests. These long-term incentives are equity-based and are provided under stockholder-approved plans, which permit the use of a number of different types of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares or units.

As a part of our competitive positioning process, we determine a market competitive, long-term incentive value guideline for each executive officer’s salary grade based upon compensation data provided by Hewitt Associates. These grant value guidelines are developed by management and presented to the Compensation Committee for its review and approval. Specific awards are then made to our executive officers based on the Chief Executive Officer’s recommendations taking into account the grant value guidelines and each officer’s individual performance, potential for advancement, and importance to Sara Lee’s long-term success.

As we are in the process of divesting of our Household and Body Care businesses, we have started the process of resetting our long-term incentive grant levels to be more aligned with companies of our revised revenue size. These new target grant levels will be reflected in the fiscal 2011-2013 long-term incentive grants.

Our Award Grant Practices

Our current and historical practice is to grant long-term incentive awards only twice during each fiscal year. The annual grant date, which generally includes the annual grants to all of the named executive officers, occurs on the date of the regularly scheduled meeting of the Board of Directors at the end of each August. The August meeting usually occurs two to three weeks after we announce corporate earnings for the fourth fiscal quarter and full fiscal year. We also generally make an interim fiscal year grant on the date of the regularly scheduled meeting of the Board of Directors at the end of January, which covers grants made to executive officers hired or promoted since the August grant date. The specific dates of the August and January Board of Directors’ meetings are set well in advance of the meetings, and we do not have any process or practice to time the grant of equity awards in advance of our release of corporate earnings or other material non-public information.

Our Fiscal 2010 – 2012 Award Program

In August 2009, the mix of equity-based award types that comprise the long-term incentive award program was modified to provide greater focus on the achievement of Sara Lee’s long-range operating income targets, while continuing to align executives and stockholders’ interests and improve the retention value of the long-term incentive program. For the fiscal 2010-2012 program, named executive officers and approximately 80 other executives received 50% of their long term incentive value in the form of restricted stock units (“RSUs”), 25% in the form of stock options, and 25% in the form of PSUs, except where a different allocation of award types was deemed advisable based upon the circumstances of a particular executive. Each of the named executive officers received the award allocation as set forth above.

Under the fiscal 2010-2012 program, the PSUs will be earned only if Sara Lee achieves a pre-determined cumulative adjusted operating income target by the end of fiscal 2012. Payouts will range from 25% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout
(2)	Payouts between levels are determined by straight-line interpolation

Unlike the fiscal 2008-2010 and fiscal 2009-2011 programs, there is no opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period; instead, the award will be earned over the three-year cumulative period. The intent of this change is to reinforce the importance of the long-term nature of the performance goal.

The exercise price of the stock options granted in August 2009 was $9.79, which was the closing market price of our common stock on the August 27, 2009 grant date. The number of RSUs, stock options, and PSUs granted was based on the $9.79 closing market price of our common stock on the grant date. The stock options were non-qualified options with a ten-year term and both the stock options and RSUs will vest 100% on August 31, 2012.

Our Outstanding Fiscal 2009 – 2011 and Fiscal 2008 – 2010 Award Programs

Our fiscal 2009-2011 and fiscal 2008-2010 long-term incentive award programs were each based on the same design.

Our long-term incentive award program for fiscal 2009 – 2011 consisted of stock options and performance share units (“PSUs”) that were granted to nine executives with 25% of the target long-term incentive award value granted in the form of stock options and the remaining 75% in the form of PSUs. The Compensation Committee selected this design for the long-term incentive award programs to further increase the program’s performance-based nature and align it with stockholders’ interests in increased total stockholder returns relative to other companies in our industry.

Under the program, the PSUs will be earned only if Sara Lee achieves certain specified levels of total stockholder return (“TSR”) (that is, stock price appreciation plus reinvested dividends) relative to a group of peer companies, over a three-year performance period. Depending upon our relative TSR, payouts will range from 0% to 200% of the number of PSUs granted.

The program provides our executive officers with the opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period, based upon Sara Lee’s TSR at those annual, interim measurement dates. Any PSUs that are earned on an interim basis, based upon TSR results for the first and/or second year in the three-year performance cycle, will not be distributed until the end of the three-year performance period. PSUs earned will then be converted into shares of our common stock and distributed to our executive officers net of taxes.

Fiscal 2010 Decisions and Analysis

At the end of fiscal 2010, the Compensation Committee evaluated Sara Lee’s TSR for the two-year cumulative period ending in fiscal 2010 relative to its rank among the long-term incentive peer group and determined that one-third of the PSUs granted were earned under this program from fiscal 2009-2011. Effective August 31, 2010, those PSUs were converted to service-based restricted stock units that will vest in full provided the executive remains employed through the end of the performance period. The following named executive officers received the numbers of service-based restricted stock units indicated after their names: Ms. Barnes (126,357), Mr. Fraleigh (24,765), Mr. van Oers (22,596) and Mr. Cerrone (19,884). Because her employment terminated due to disability, the service-based restricted stock units received by Ms. Barnes were converted into 126,537 shares of common stock on August 31, 2010.

Peer Company	Relative Total Stockholder Return from 6/27/08 to 6/26/10
25th Percentile	1.02%
Average	11.50%
Median	14.35%
75th Percentile	21.50%
Sara Lee Corporation	22.05%
Percentile Rank	76.4%

Our fiscal 2008-2010 award program ended on the last day of fiscal 2010. Under the program, 11 elected corporate officers, including all of the named executive officers who were executive officers on the grant date, received equity awards. Twenty-five percent of the target long-term incentive award value was granted in the form of stock options and the remaining 75% in the form of PSUs. The exercise price of the stock options was equal to the closing market price of our common stock on the grant date, and the number of stock options and PSUs granted was based on the average closing market price of our common stock for the last 20 trading days ending June 30, 2007. The stock options were non-qualified stock options with a ten-year term that vested 100% on August 31, 2010. The PSUs would have been earned if Sara Lee achieved certain levels of relative TSR based on a peer group of companies over the period of fiscal 2008-2010. If Sara Lee’s performance did not meet the threshold performance level, the participants were not entitled to receive any PSUs. At the end of the performance period, the Compensation Committee evaluated our relative TSR for the relevant performance period and determined that no PSUs were earned under this program basis.

Our Fiscal 2011-2013 Award Program

In August 2010, the Compensation Committee modified the mix of equity-based award types that comprise the long-term incentive award program to provide greater alignment with stockholders’ interests through an increased emphasis on performance-based equity vehicles. The Committee approved a shift in the mix from 25% PSUs to 50% PSUs, and from 50% RSUs to 25% RSUs. The design continues to focus on the achievement of Sara Lee’s long-range operating income targets, while maintaining the retention value of the long-term incentive program. For the fiscal 2011-2013 program, named executive officers and approximately 80 other executives received 50% of their long term incentive value in the form of PSUs, 25% in the form of stock options, and 25% in the form of RSUs, except in select cases where a different allocation of award types was deemed advisable based upon the circumstances of a particular executive. Each of the named executive officers received the award allocation as set forth above.

Under the program, the PSUs will be earned only if Sara Lee achieves a pre-determined cumulative adjusted operating income target by the end of fiscal 2013. Payouts will range from 25% to 150% of the target PSUs granted, based on the following grid:

	Threshold (1)	Target	Maximum
Performance % of Target	90% of Target	100%	110% of Target
Payout % of PSUs Granted (2)	25%	100%	150%

(1)	Results below Threshold result in a zero payout
(2)	Payouts between levels are determined by straight-line interpolation

Consistent with the fiscal 2010-2012 plan, there is no opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period.

The exercise price of the stock options granted on August 26, 2010 was $14.64, which was the closing market price of our common stock on the August 26, 2010 grant date. The number of RSUs, stock options, and PSUs granted was based on the $14.64 closing market price of our common stock on the grant date and a Black-Scholes option value of 21.62% of the grant price. The stock options were non-qualified options with a ten-year term and both the stock options and RSUs will vest 100% on August 31, 2013.

The Compensation Committee also modified the terms and conditions of the awards for fiscal 2011-2013 related to severance. Previously, awards continued to vest through the severance period. Awards for individuals who receive severance will now vest on a pro-rated basis as of the individual’s termination date to reward their active service, but will no longer continue vesting through the severance period.

Stock Grant After Fiscal Year End

At its August 2010 meeting, the Board of Directors approved a one-time grant of unrestricted common stock to five executive officers in recognition of additional responsibilities they assumed since the departure of Ms. Barnes in May 2010. The following named executive officers received the number of shares indicated after their names: Mr. Smits (13,662 shares), Mr. Fraleigh (13,662 shares), Mr. Garvey (13,662 shares) and Mr. Cerrone (6,831 shares).

Severance and Change in Control Arrangements

Our Severance Plans for Corporate Officers provide benefits in the event an executive officer is involuntarily separated from Sara Lee. Benefits under the Severance Plans are a function of the individual’s level and service with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an officer’s involuntary termination of employment (without cause) and, in the case of a change in control of Sara Lee, to also help provide continuity of management through the transaction. We periodically compare the program provisions against our peer group to review its market competitiveness. Based on the most recent analysis, we believe the severance provisions contained in our Severance Plans for Corporate Officers are appropriate.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executive officers covered by the plan is two and one-half times an affected executive officer’s base salary plus target annual incentive opportunity. This plan has a “double trigger” requirement for the accelerated vesting of equity awards, meaning that before accelerated vesting occurs both a change in control of Sara Lee must occur and the executive officer’s employment also must be terminated. Sara Lee does not provide excise tax reimbursements or gross-ups on any change in control benefits.

The Board of Directors has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide severance benefits in an amount exceeding 2.99 times the individual’s base salary and target bonus.

Benefit Program Components

We offer our executive officers and other salaried employees a comprehensive benefit package that is competitive in comparison to our peer group, provides protection against catastrophic expenses, and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically compare the competitiveness of our benefits program against our peer group. It is our objective to provide our executive officers with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group. We analyzed the competitiveness of the U.S. salaried employees’ benefit program in calendar 2010 and found it met this objective.

The benefit programs discussed in this section are only those provided to the named executive officers. Being a global organization, we have employees in over 30 countries, and benefit programs vary considerably based upon local law, competitive practice, and social schemes. Mr. van Oers is a resident of The Netherlands and participates in the programs we sponsor in that country.

Retirement Programs

The retirement program for the named executive officers in the United States hired before July 1, 2005 consists of a defined benefit pension plan and a defined contribution Section 401(k) plan. Effective July 1, 2005, we changed our retirement plan design by closing the defined benefit plan to new entrants and enhancing our contributions to the 401(k) plan. Effective April 30, 2010, we froze our defined benefit plan for all salaried participants and enhanced contributions to all active participants. Mr. van Oers participates in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. The terms and conditions of these plans are described beginning on page 43 of this proxy statement.

We also maintain supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits provided to those employees not impacted by these Internal Revenue Code limits. On rare occasions, additional benefits are provided under these plans, as in the case of Ms. Barnes. As part of the terms of her employment with Sara Lee in 2004, Ms. Barnes received two years credit for each one year of actual credited service for purposes of eligibility, vesting, and benefit accrual under the retirement programs. Ms. Barnes’ pension benefit was frozen along with all other salaried employees effective April 30, 2010, and no additional service or earnings will be accrued.

Additional information about Ms. Barnes’ retirement program participation is located beginning on page 43 of this proxy statement.

Deferred Compensation Plan

We offer a deferred compensation plan that provides our executive officers, including the named executive officers, in the United States the ability to defer the taxation of base salary, annual incentive award payments, and certain long-term incentives, not including stock option gains. The plan is non-tax-qualified, unfunded, and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with a crediting rate for fiscal 2010 of 4.17% (which is set at the cost to Sara Lee of its issuing debt with a five-year maturity, but not to exceed 120% of the applicable federal long-term rate), and a Sara Lee common stock equivalent account. We offer this plan to our executives as a competitive pay practice.

Perquisites and Other Benefits

Perquisites

We provide perquisites to our executive officers that are typical of those provided senior executives at the companies in our peer group. These perquisites include car allowances and financial counseling. Sara Lee has terminated all use of its corporate aircraft, and the company-provided executive car program in the U.S. was replaced with a less expensive car allowance beginning in fiscal 2010.

Healthcare Plan

The named executive officers participate in the same healthcare plans as our other salaried executives.

Income Protection Plans

The named executive officers participate in a long-term disability program that can replace up to 75% of monthly base salary plus 50% of the prior three-year average bonus up to a maximum monthly benefit of $41,667. The named executive officers domiciled in the United States also participate in a universal life insurance program that provides coverage, during active service, equal to three times the individual’s base salary and then drops to one time base salary upon retirement. Coverage in the event of disability equals three times the individual’s base salary for a period of twenty-four months following the determination of disability and then drops to one times base salary thereafter.

How We Make Compensation Decisions

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our executive officers, including the named executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer and other senior executives:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and,

•	Approval of any changes to the total compensation package, including but not limited to base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee’s charter is posted on our web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.”

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee any compensation changes affecting the officers under the Compensation Committee’s purview. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive pay for comparable positions, each year our Chief Executive Officer recommends the level of base salary increase and the long-term incentive award value for the other officers. These recommendations are based upon the Chief Executive Officer’s assessment of the individual’s performance, longer-term potential, the performance of the individual’s respective business or function, and employee retention considerations. The Compensation Committee reviews the Chief Executive Officer’s recommendations and must approve any compensation changes affecting executive officers or executives who are in salary grade 38 and above. Analyses of competitive Chief Executive Officer pay and recommendations for salary, AIP and long-term incentive compensation actions are performed by the Compensation Committee’s independent consultant and reviewed by the Compensation Committee in executive session without the Chief Executive Officer’s knowledge. The Chief Executive Officer does not participate in any decisions affecting his or her own compensation.

Determination of Mr. Smits’ Compensation Package

Mr. Smits, currently our Interim Chief Executive Officer, was hired as our Chief Financial Officer effective October 1, 2009. In determining his total compensation package, a competitive analysis was done to review chief financial officer pay at our peer companies as well as to position Mr. Smits’ total pay appropriately within our internal compensation structure. Mr. Smits was hired with a base salary of $675,000 and a target bonus opportunity of 150%. He was granted a long-term incentive award of $1,350,000 in January 2010 in accordance with our long-term incentive interim grant guidelines for new hires. No sign-on bonus or special equity awards were granted to Mr. Smits upon his hire. As he and his family relocated from the Netherlands, certain relocation payments and expatriate allowances were made in accordance with our standard relocation and expatriate policies. See the “Summary Compensation Table” for further information regarding the compensation paid to or earned by Mr. Smits during fiscal 2010.

Role of the Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co. as its independent executive compensation consultant. The relationship between the Compensation Committee and Frederic W. Cook & Co. is described on page 7 of this proxy statement under “Relationship with Executive Compensation Consultant.”

Other Compensation Policies

Stock Ownership

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. We believe that an effective way to achieve this alignment is to ensure that our executive officers are stockholders and have a significant financial interest in Sara Lee. We have had some form of executive stock ownership program since 1991. Our program currently applies to approximately 60 Sara Lee executives.

The ownership requirements vary by the executive’s level and range from a minimum of 10,000 shares to a maximum of 400,000 shares for our Chief Executive Officer, 100,000 shares for Messrs. Smits, Fraleigh, van Oers and Cerrone, and 50,000 shares for Mr. Garvey. When expressed as a percentage of base salary (using Sara Lee’s closing price on July 3, 2010), the requirements are approximately 487% of Ms. Barnes’ base salary and range from 194%-293% for the other named executive officers. Executives have five years from the time they move into a given position to attain the required ownership level. Stock options and PSUs do not count towards meeting these requirements; however unvested RSUs are counted towards the requirements. The Compensation Committee reviews program compliance annually, and all covered executives were in compliance as of the last review, which took place in January 2010.

Compensation Recovery

Our AIP program document and the award agreements for all long-term equity incentive awards permit us to cancel the outstanding award if the holder of the award engages in an activity that is contrary or harmful to the interests of Sara Lee. In addition, the AIP program document and the award agreements for the PSUs granted to our executive officers, including the named executive officers, permit the Compensation Committee to increase or decrease the amount paid out under an award if the original payout amount was calculated based on our financial results and we restate our financial statements due to material noncompliance with the SEC’s financial reporting requirements within two years after the date the award was paid out.

Derivatives Trading and Hedging

All of Sara Lee’s officers, directors and employees, including the named executive officers, are required to comply with our Global Business Standards, which prohibit persons covered by the Global Business Standards from engaging in “short sales” or trading in puts, calls or other options on Sara Lee’s common stock.

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Crandall C. Bowles, James S. Crown,

Dr. John McAdam, Norman R. Sorensen

Summary Compensation Table and Narrative Disclosure

The following table presents, for the fiscal years ended July 3, 2010, June 27, 2009 and June 28, 2008, the compensation of Brenda C. Barnes, our former principal executive officer, Marcel H.M. Smits, our interim principal executive officer and former principal financial officer, Mark A. Garvey, our interim principal financial officer, and Messrs. Fraleigh, van Oers and Cerrone, the next three most highly-compensated executive officers who were serving as executive officers of Sara Lee at the end of fiscal 2010.

For information on the role of each component within the total compensation package, see the relevant description in the “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement. For more information regarding how the amounts in the table are calculated, see the narrative that follows the footnotes to the table.

Fiscal 2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Brenda C. Barnes	2010	$1,150,000	$5,250,005	$1,730,919	$3,105,934	$1,434,011		$298,494	$12,969,363
Former Chairman and Chief Executive Officer	2009	$1,125,000	$5,250,006	$1,863,122	$2,192,161	$1,560,847		$240,693	$12,231,829
	2008	$1,000,000	$4,947,000	$2,398,611	$1,993,597	$647,025		$231,082	$11,217,315
Marcel H.M. Smits (5)	2010	$511,815	$1,012,520	$398,748	$947,456	$0	(6)	$265,179	$3,135,718
Interim Chief Executive Officer and former Chief Financial Officer
Mark A. Garvey (7)	2010	$346,000	$562,514	$185,457	$524,584	$260,775		$71,633	$1,950,963
Interim Chief Financial Officer, Vice President and Corporate Controller	2009	$335,800	$600,001	$0	$433,554	$139,733		$237,495	$1,746,583
Christopher J. Fraleigh	2010	$579,600	$1,275,010	$420,367	$1,099,884	$334,138		$118,732	$3,827,731
Executive Vice President; Chief Executive Officer, North American Retail and Foodservice	2009	$576,333	$1,027,514	$364,642	$1,138,223	$140,914		$87,852	$3,335,478
	2008	$534,275	$876,279	$424,162	$513,993	$65,809		$102,354	$2,005,610
Frank van Oers	2010	$476,582	$975,015	$321,456	$689,330	$287,673		$206,286	$2,956,343
Executive Vice President; Chief Executive Officer, International Beverage and Bakery	2009	$530,459	$281,247	$332,701	$556,273	$0	(8)	$250,298	$1,950,978
	2008	$560,013	$630,907	$305,409	$811,897	$69,673		$293,040	$2,670,939
Stephen J. Cerrone	2010	$495,600	$900,014	$296,730	$793,197	$0	(6)	$167,794	$2,653,334
Executive Vice President, Human Resources	2009	$492,050	$825,001	$292,779	$602,154	$0		$136,416	$2,348,399
	2008	$472,750	$630,907	$305,409	$600,257	$0		$79,470	$2,088,793

(1)	All of the amounts in the table for Mr. van Oers, except for the amounts reported in the Stock Awards and Option Awards columns, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.252 U.S. dollars, the currency exchange rate as of July 2, 2010, for 2010 amounts, and 1 Euro = 1.407 U.S. dollars, the currency exchange rate as of June 26, 2009, for 2009 amounts, and 1 Euro = 1.5790 U.S. dollars, the currency exchange rate as of June 27, 2008, for 2008 amounts.
(2)	The amounts reported in the table reflect the grant date fair value assuming the probable outcome of the performance conditions and do not reflect the value that may ultimately be realized by the named executive officer. The grant date fair value assuming maximum performance, based on the maximum number of performance share units multiplied by the closing market price on the grant date, is as follows: Ms. Barnes $6,125,006, Mr. Smits $1,181,275, Mr. Garvey $656,268, Mr. Fraleigh $1,487,512, Mr. van Oers $1,137,520, and Mr. Cerrone $1,050,017.
(3)	Consists of payments under Sara Lee’s Annual Incentive Plan, which is described beginning on page 23 of this proxy statement.

(4)	Amounts shown in the “All Other Compensation” column for fiscal 2010 include the following:

Name	Expatriate Payments (a)	Company Contributions To Defined Contribution Plans (b)	Company Paid Life Insurance Premiums	Personal Use of Corporate Automobile (c)	Car Allowance (d)	Personal Use of Corporate Aircraft	Financial Counseling	Other (e)	Total (f)
Brenda C. Barnes	$0	$158,084	$49,000	$17,845	$47,259	$0	$24,560	$1,746	$298,494
Marcel Smits	$36,119	$2,250	$20,000	$0	$18,425	$0	$0	$188,385	$265,179
Mark A. Garvey	$0	$38,266	$7,000	$0	$25,828	$0	$0	$539	$71,633
Christopher J. Fraleigh	$0	$81,866	$16,000	$0	$20,866	$0	$0	$0	$118,732
Frank van Oers	$0	$119,903	$0	$25,087	$49,956	$0	$1,377	$9,963	$206,286
Stephen J. Cerrone	$0	$113,467	$17,000	$0	$17,867	$0	$18,036	$1,425	$167,794

(a)	Mr. Smits relocated to the United States from The Netherlands in January 2010. Represents the amount paid directly to Mr. Smits as a housing allowance pursuant to the Company’s expatriate and relocation policies.
(b)	Represents the matching and company contributions to the Section 401(k) Plan and 401(k) SERP in which all of the named executive officers, except Mr. van Oers, participate. Also represents our contributions to the Dutch Pension Plan on behalf of Mr. van Oers.
(c)	Represents the costs of providing a car and driver for commuting and personal use to Ms. Barnes and for commuting to Mr. van Oers.
(d)	Represents 3.6% of base salary provided to U.S. executives as car allowance. Also represents lease payments in the amount of $5,859 made for Ms. Barnes and $13,372 made for Mr. Garvey during July through October 2009 as part of the transition from a corporate policy of leasing to car allowance. Represents the cost of providing a company car, including insurances, fuel and maintenance for Mr. van Oers.
(e)	Includes $188,205 in relocation payments for Mr. Smits, a “representation allowance” (a customary practice in the Netherlands) for personal expenses incurred by Mr. van Oers in his position outside the United States, the cost of non-business related entertainment expenses, and incremental product discounts not available to the general employee population.
(f)	The table does not include any amounts for the following perquisites because no incremental cost was incurred in fiscal 2010: Sara Lee purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In addition, each of the named executive officers, except Mr. van Oers, automatically participates in our Key Executive Long-Term Disability Plan. This Plan is self-insured by Sara Lee, so we will not incur any incremental costs for this benefit unless a disability payment is made.
(5)	Mr. Smits was hired as our Chief Financial Officer on October 1, 2009. He was appointed our Interim Chief Executive Officer effective May 14, 2010.
(6)	Based on their hire dates, neither Mr. Smits nor Mr. Cerrone are eligible to participate in Sara Lee’s defined benefit pension plan.
(7)	Mr. Garvey was appointed our Interim Chief Financial Officer effective May 14, 2010.
(8)	The change in the actuarial present value of the accumulated pension benefit for Mr. van Oers during fiscal 2009 was ($45,362).

Salary — This column reflects the base salary earned during the fiscal year, including any amounts invested by a named executive officer in our Section 401(k) Plan.

Stock Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the RSUs and PSUs granted each year. For fiscal 2010, the value is calculated using $9.79, the closing market price of our common stock on the date of grant. For PSUs, which will vest based on performance against our stated goals in each of the performance periods, grant date fair value is calculated using the probable performance result (i.e., target performance) for each of the performance periods. PSUs represent the right to receive shares of our common stock if, and to the extent that, performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of our common stock if the holder remains employed by Sara Lee through a specified vesting date. The amounts reported in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Option Awards — This column reflects the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to the stock options granted each year. The value is calculated using the closing market price of our common stock and the Black-Scholes value on the date of grant. Stock options represent the right to purchase shares of our common stock at a specified price, over a specified term (usually 10 years) following the grant date, if the holder remains employed by Sara Lee through a specified vesting date. The amounts reports in the table reflect the grant date fair value and do not reflect the value that may ultimately be realized by the named executive officer.

Non-Equity Incentive Plan Compensation — This column reflects the cash awards earned by the named executive officers for fiscal 2010 under our Annual Incentive Plan (“AIP”). Our AIP is an incentive plan based on achieving pre-established annual operating income, net sales, and cash flow performance targets. Awards under the AIP are paid in cash. For further information about the AIP, see the description beginning on page 23 of the Compensation Discussion and Analysis.

Change in Pension Value and Nonqualified Deferred Compensation Earnings — This column reflects the aggregate change during fiscal 2010 in the actuarial present value of the accumulated benefit under all defined benefit pension plans in which each named executive officer participates. Effective April 30, 2010, the defined benefit pension plan in which Ms. Barnes and Messrs. Garvey and Fraleigh participate was frozen. We do not pay above-market or preferential rates under our nonqualified deferred compensation plan. A description of our pension benefits program is located beginning on page 43 of this proxy statement.

All Other Compensation — This column reflects all other compensation for fiscal 2010 not reported in the previous columns, such as Sara Lee’s contributions to Section 401(k) plans, payment of insurance premiums and the costs to Sara Lee of providing certain perquisites to the named executive officers.

Potential Payments Upon Termination Or Change In Control Table

The following table presents the potential estimated payments to each named executive officer as if the individual’s employment had been terminated as of July 3, 2010, the last business day of fiscal 2010. If applicable, the amounts in the table were calculated using the closing market price of $13.99 per share of Sara Lee’s common stock on July 2, 2010, the last trading day of fiscal 2010.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Continued Perquisites and Benefits ($) (1)	Total ($)
Brenda C. Barnes
Disability (2)	—	9,328,891	—	3,060,551	12,389,442
Marcel Smits
Death	—	1,054,882	—	—	1,054,882
Disability	—	1,054,882	—	4,033,023	5,087,905
Involuntary Termination (Severance)	1,434,375	—	77,099	41,210	1,552,684
Termination If Change-In-Control	4,218,750	1,054,882	232,031	111,664	5,617,327
Mark A. Garvey
Death	—	2,206,846	—	—	2,206,846
Disability	—	2,206,846	—	3,486,052	5,692,898
Involuntary Termination (Severance)	1,368,000	—	71,733	36,320	1,476,053
Termination If Change-In-Control	1,584,000	2,206,846	87,120	42,172	3,920,138
Christopher J. Fraleigh
Death	—	2,260,325	—	—	2,260,325
Disability	—	2,260,325	—	4,300,406	6,560,731
Involuntary Termination (Severance)	1,512,394	—	80,499	42,695	1,635,588
Termination If Change-In-Control	3,550,050	2,260,325	195,253	94,226	6,099,854
Frank van Oers
Death	—	1,731,719	—	—	1,731,719
Disability	—	1,731,719	1,177,178	4,729,365	7,638,262
Involuntary Termination (Severance)	1,882,520	—	—	28,595	1,911,115
Termination If Change-In-Control	2,740,377	1,731,719	—	37,174	4,509,270
Stephen J. Cerrone
Death	—	2,053,480	—	—	2,053,480
Disability	—	2,053,480	—	3,691,649	5,745,129
Involuntary Termination (Severance)	960,225	—	38,705	32,828	1,031,758
Termination If Change-In-Control	2,787,750	2,053,480	153,326	90,166	5,084,722

(1)	The amounts reported in the “Continued Perquisites and Benefits” column include the costs of financial counseling, company contributions to premiums for medical, dental, and life insurance benefits, the present value of disability payments, and the automobile allowance that is continued in the case of a change in control of Sara Lee.
(2)	Represents the actual amounts payable to Ms. Barnes whose employment terminated due to disability on August 9, 2010.

The payments and benefits provided to our executive officers, including the named executive officers, upon their voluntary termination of employment or retirement do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees. Consequently, these benefits are not included in the table.

The amounts disclosed in the table are in addition to amounts each named executive officer earned or accrued prior to the date of the hypothetical termination of employment, such as balances under our deferred compensation plan, accrued retirement benefits, previously vested stock options and restricted stock units, and accrued vacation. For information about these previously earned and accrued amounts, see the tables entitled “Outstanding Equity Awards at 2010 Fiscal Year-End Table,” “Option Exercises and Stock Vested In Fiscal Year 2010,” “Pension Benefits In Fiscal Year 2010 Table,” and “Nonqualified Deferred Compensation In Fiscal Year 2010” that are located elsewhere in this proxy statement.

Description of Death Payments.    In the event of a named executive officer’s death, the individual’s beneficiaries would receive (i) benefits payable under the Executive Life Insurance Plan, (ii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining terms, (iii) continued vesting of all PSUs, and (iv) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but pro-rated for the period of the individual’s active service.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the individual is determined to be disabled under the terms of our disability plan. An individual who becomes disabled would receive (i) benefits payable under our disability plans, (ii) continued participation in our medical, dental, and Executive Life Insurance Plan and supplemental nonqualified retirement plans while on active payroll, (iii) accelerated vesting of all outstanding unvested stock options and RSUs, with the options remaining exercisable for the lesser of five years or their remaining terms, (iv) continued vesting of all PSUs, (v) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but pro-rated for the period of the individual’s active service, and (vi) participation in our retiree medical plan for the individual and any dependents, if eligible.

Description of Retirement Payments.    As described in the section beginning with the “Pension Benefits In Fiscal Year 2010 Table,” in the event of retirement, a named executive officer is entitled to receive (i) benefits payable under our pension and retirement plans (see “Pension Benefits”), (ii) continued vesting of the individual’s outstanding PSUs, RSUs, and stock options which will be exercisable for their remaining terms, and (iii) an annual incentive bonus for the year in which the individual retired, based on actual payout rates but pro-rated through the date of retirement. We have not included a value for these benefits in the table on page 36 of this proxy statement because they do not discriminate in scope, terms, or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Severance Plans for Corporate Officers

Our Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by the Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination of employment that does not occur in connection with a change in control of Sara Lee (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a change in control of Sara Lee (the “CIC Plan”). If the terminated officer is domiciled outside of the United States on the termination date, at the discretion of the Compensation Committee, the terminated officer may receive the severance benefits required to be paid pursuant to the laws of the country in which the terminated officer is domiciled in lieu of the benefits described below.

Description of Involuntary Termination Plan.    The Involuntary Termination Plan provides that if a corporate officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at our request, other than for misconduct or detrimental actions specified in the Plan), the terminated officer would receive the following benefits:

•

A minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s base salary plus 75% of the officer’s target annual incentive bonus for the fiscal year in which the termination occurs, computed on a monthly basis.

•

Pro-rated payments under the annual incentive plan for the fiscal year of termination based on actual financial results. Under the terms of our equity award agreements, a portion of (i) any RSU or stock option award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period (for awards granted before August 2010) or the termination date (for awards granted in or after August 2010) and subject to the terms of the award, and (ii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period (for awards granted before August 2010) or the termination date (for awards granted in or after August 2010) and subject to the terms of the award (which includes a minimum of twelve months of active service during the performance period). We have not included a value for these incentive plan payments in the table on page 36 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Continued participation in our medical and dental plans for up to three months, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 36 of this proxy statement.

•

Continued financial planning assistance, if the terminated officer is at or above the Senior Vice President level, during the time the officer is receiving severance payments. The value of the financial counseling benefit is calculated at the current allowance of 3% of base salary.

•	Continued coverage under our Executive Life Insurance Plan.

Other than as set forth above, the terminated corporate officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the severance period, and disclosing our confidential information. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period, or violates any of the above severance conditions.

Description of Change in Control (“CIC”) Plan.    The CIC Plan provides for severance pay and continuation of certain benefits if a corporate officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control of Sara Lee. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Sara Lee, the consummation of certain reorganizations, mergers or consolidations involving Sara Lee, a sale or other disposition of all or substantially all of Sara Lee’s assets, the liquidation or dissolution of Sara Lee, or a change in the majority of Sara Lee’s Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

A payment equal to two times (2.5 times, for the Chief Executive Officer and any Executive Vice President) the officer’s base salary plus the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs paid in annual installments.

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination based on actual financial results, and (ii) any PSU award in effect in the fiscal year of termination, based on the period of the officer’s length of service through the severance period and assuming a “target” level of financial performance and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for these incentive plan payments in the table on page 36 of this proxy statement because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Continued participation in our medical and dental plans for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by us, are included in the table on page 36 of this proxy statement.

•	Continued coverage under our Executive Life Insurance Plan for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination.

•

Accelerated vesting of all unvested stock options and RSUs; provided, however, if the change in control is structured as an offer to purchase all of Sara Lee’s outstanding voting stock for cash, then all options and RSUs automatically vest upon the change in control even if the officer’s employment is not terminated.

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the officer from, among other things, soliciting business from our customers and attempting to hire our employees during the term of the separation agreement, and disclosing our confidential information. The corporate officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination. Payments terminate if the terminated officer becomes employed by one of our competitors.

No Tax Reimbursements or Gross Ups.    The CIC Plan provides that we do not reimburse executive officers for excise tax payments. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Separation Agreements

As noted previously, our former Chairman and Chief Executive Officer, Brenda C. Barnes, took a medical leave of absence on May 14, 2010 and on August 9, 2010 stepped down permanently from those positions. As previously disclosed, Sara Lee entered into an agreement with Ms. Barnes at the time of her departure providing, among other things, that Sara Lee would continue to pay her base salary for approximately three months from the date of her departure (which equals the remaining period she would have been eligible for short term disability benefits if her employment had not been terminated) and would provide Ms. Barnes, at her expense, with certain continued health coverage following her termination until she attains age 65 or, if later, when she becomes eligible for Medicare. The Compensation Committee believes that such an agreement was appropriate given the circumstances of Ms. Barnes’ departure.

Grants of Plan-Based Awards In Fiscal Year 2010 Table

The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2010 and grants of equity awards made during fiscal 2010.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brenda C. Barnes	AIP	—	$575,000	$2,300,000	$3,450,000
	Options	8/27/2009								966,237	$9.79	$1,730,919
	PSUs	8/27/2009				44,689	178,754	268,131				$1,750,002
	RSUs	8/27/2009							357,508			$3,500,003
Marcel H.M. Smits (6)	AIP	—	$191,931	$767,722	$1,151,584
	Options	1/28/2010								149,904	$12.17	$398,748
	PSUs	1/28/2010				6,933	27,733	41,600				$337,511
	RSUs	1/28/2010							55,465			$675,009
Mark A. Garvey	AIP	—	$103,800	$415,200	$622,800
	Options	8/27/2009								103,526	$9.79	$185,457
	PSUs	8/27/2009				4,788	19,153	28,730				$187,508
	RSUs	8/27/2009							38,305			$375,006
Christopher J. Fraleigh	AIP	—	$210,105	$840,420	$1,275,120
	Options	8/27/2009								234,658	$9.79	$420,367
	PSUs	8/27/2009				10,853	43,412	65,118				$425,003
	RSUs	8/27/2009							86,824			$850,007
Frank van Oers	AIP	—	$154,889	$619,557	$929,336
	Options	8/27/2009								179,444	$9.79	$321,456
	PSUs	8/27/2009				8,300	33,198	49,797				$325,008
	RSUs	8/27/2009							66,395			$650,007
Stephen J. Cerrone	AIP	—	$154,875	$619,500	$941,640
	Options	8/27/2009								165,641	$9.79	$296,730
	PSUs	8/27/2009				7,661	30,644	45,966				$300,005
	RSUs	8/27/2009							61,288			$600,010

(1)	These columns consist of awards under the AIP for fiscal 2010. The “Threshold” column represents the minimum amount payable when threshold performance is met. Achievement below “Threshold” performance would result in a zero payout. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2010 Summary Compensation Table” for actual amounts paid under the fiscal 2010 AIP.

(2)	These columns contain the performance-based PSU grants only. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is at or below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified cumulative adjusted operating income performance target is reached by the end of fiscal 2012. The “Maximum” column represents the maximum payout possible under the plan, which is achieved if the specified maximum cumulative adjusted operating income performance target is exceeded by the end of 2012.

(3)	This column contains the number of RSUs granted in fiscal 2010. The grant will vest on August 31, 2012.

(4)	This column contains the non-qualified stock options that were granted on August 27, 2009. Each option vests in full on August 31, 2012, remains exercisable for ten years, and has an exercise price equal to the closing market price of our common stock on the grant date.

(5)	Represents the grant date fair value of options and RSUs and the target payout of PSUs, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Sara Lee common stock on the date of grant ($9.79 on August 27, 2009 and $12.17 on January 28, 2010).

(6)	Marcel Smits was hired on October 1, 2009 and received an annual long-term incentive award grant on January 28, 2010, our interim fiscal year grant date.

Outstanding Equity Awards at Fiscal 2010 Year-End Table

The following table provides information on the outstanding equity awards held by named executive officers as of July 3, 2010. The equity awards reported in the Option Awards columns consist of non-qualified stock options. The equity awards reported in the Stock Awards columns consist of restricted stock units (“RSUs”) and performance stock units (“PSUs”). In connection with the Hanesbrands Inc. spin-off on September 5, 2006, the number of shares and the exercise price, if applicable, of all outstanding stock options, RSUs, and PSUs were adjusted so that the economic value of each outstanding award after the spin-off was equivalent to the economic value of that award before the spin-off.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brenda C. Barnes	5/3/2004		298,879	0	0	$20.0758	5/3/2014	8/30/2007(3)	0	$0	60,000	$839,400
	5/3/2005		290,400	0	0	$18.6252	5/3/2015	8/28/2008(4)	0	$0	253,073	$3,540,491
	8/25/2005		813,120	0	0	$16.8216	8/25/2015	8/28/2008(4)	126,537	$1,770,253	0	0
	8/25/2005	(1)	0	0	290,400	$16.8216	8/25/2015	8/27/2009(2)	357,508	$5,001,537	0	0
	8/31/2006		871,200	0	0	$14.3165	8/31/2016	8/27/2009(5)	0	0	178,754	$2,500,768
	8/30/2007	(2)	0	550,000	0	$16.4900	8/30/2017
	8/28/2008	(2)	0	699,097	0	$13.8300	8/28/2018
	8/27/2009	(2)	0	966,237	0	$9.7900	8/27/2019
TOTAL			2,273,599	2,215,334	290,400				484,045	$6,771,790	491,827	$6,880,660
Marcel H.M. Smits	1/28/2010	(6)	0	149,904	0	$12.1700	8/27/2019	1/28/2010(2)	55,465	$775,955	0	0
								1/28/2010(5)	0	$0	27,733	$387,985
TOTAL			0	149,904	0				55,465	$775,955	27,733	$387,985
Mark A. Garvey	8/30/2001		17,424	0	0	$18.8318	8/30/2011	8/30/2007(2)	33,354	$466,622	0	$0
	8/29/2002		3,486	0	0	$15.9607	8/29/2012	8/28/2008(2)	43,384	$606,942	0	$0
	1/30/2003		2,556	0	0	$16.7054	1/30/2013	8/27/2009(2)	38,305	$535,887	0	0
	6/15/2004	(7)	3,010	0	0	$19.7701	8/29/2012	8/27/2009(5)	0	0	19,153	$267,950
	6/15/2004	(7)	866	0	0	$19.7701	1/30/2013
	12/15/2004	(7)	263	0	0	$20.9022	1/30/2013
	12/15/2004	(7)	2,902	0	0	$20.9022	8/29/2012
	8/27/2009	(2)	0	103,526	0	$9.7900	8/27/2019
TOTAL			30,507	103,526	0				115,043	$1,609,452	19,153	$267,950
Christopher J. Fraleigh	8/25/2005		90,954	0	0	$16.8216	8/25/2015	8/30/2007(3)	0	$0	10,628	$148,686
	8/31/2006		148,432	0	0	$14.3165	8/31/2016	8/28/2008(4)	0	$0	49,531	$692,939
	8/30/2007	(2)	0	97,260	0	$16.4900	8/30/2017	8/28/2008(4)	24,765	$346,462	0	0
	8/28/2008	(2)	0	136,824	0	$13.8300	8/28/2018	8/27/2009(2)	86,824	$1,214,668	0	0
	8/27/2009	(2)	0	234,658	0	$9.7900	8/27/2019	8/27/2009(5)	0	0	43,412	$607,334
TOTAL			239,386	468,742	0				111,589	$1,561,130	103,571	$1,448,958
Frank van Oers	8/30/2001		20,908	0	0	$18.8318	8/30/2011	8/30/2007(3)	0	$0	7,652	$107,051
	8/29/2002		11,616	0	0	$15.9607	8/29/2012	8/28/2008(4)	0	$0	45,192	$632,236
	8/31/2006		97,965	0	0	$14.3165	8/31/2016	8/28/2008(4)	22,596	$316,118	0	0
	8/30/2007	(2)	0	70,030	0	$16.4900	8/30/2017	8/27/2009(2)	66,395	$928,866	0	0
	8/28/2008	(2)	0	124,839	0	$13.8300	8/28/2018	8/27/2009(5)	0	0	33,198	$464,440
	8/27/2009	(2)	0	179,444	0	$9.7900	8/27/2019
TOTAL			130,489	374,313	0				88,991	$1,244,984	86,042	$1,203,728
Stephen J. Cerrone	1/25/2007		45,071	0	0	$16.9800	1/25/2017	1/25/2007(2)	29,446	$411,950	0	$0
	8/30/2007	(2)	0	70,030	0	$16.4900	8/30/2017	8/30/2007(3)	0	$0	7,652	$107,051
	8/28/2008	(2)	0	109,859	0	$13.8300	8/28/2018	8/28/2008(4)	0	$0	39,769	$556,368
	8/27/2009	(2)	0	165,641	0	$9.7900	8/27/2019	8/28/2008(4)	19,884	$278,177	0	$0
								8/27/2009(2)	61,288	$857,419	0	0
								8/27/2009(5)	0	0	30,644	$428,710
TOTAL			45,071	345,530	0				110,618	$1,547,546	78,065	$1,092,129

(1)	Option grant does not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Sara Lee’s common stock has reached or exceeded $23.55 per share, which is 140% of the fair market value of Sara Lee common stock on the date of grant. Under the time vesting criteria, the option vests over three years in equal annual installments. If the performance vesting criteria have been fulfilled, the option may be exercised to the extent the option has vested under the time vesting criteria as of the date of exercise.
(2)	Grant vests on the third anniversary of the annual grant date. For Ms. Barnes, all of her unvested service-based vesting awards vested in full on August 9, 2010 when her employment terminated due to disability.
(3)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column were forfeited on 8/31/2010 because Sara Lee did not achieve the threshold cumulative relative total stockholder return performance goal.
(4)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the threshold relative total stockholder return goal. The goal is based on Sara Lee’s total stockholder return compared to the total stockholder return of companies in a specified peer group over the three-year performance cycle ending July 1, 2011. The final relative total stockholder return will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 200% of the PSU amount originally granted. The PSU may vest up to one-third of the original grant amount at the end of fiscal 2009 based on Sara Lee’s total stockholder return during fiscal 2009, and up to one-third of the original grant amount at the end of fiscal 2010 based on Sara Lee’s cumulative total stockholder return over fiscal 2009 and fiscal 2010; however, any interim vested PSU would remain subject to service-based restrictions until the end of fiscal 2011. For Ms. Barnes, any interim vested PSUs will be converted and paid out in shares of common stock immediately because her employment terminated due to disability. As of the end of fiscal 2010, an interim vesting of 1/3 of the total grant occurred based on the two-year cumulative stockholder return over fiscal 2009 and fiscal 2010. As of the end of fiscal 2010, the performance measure was tracking at “target,” and the values in the table reflect the PSUs paying at “target” level, net of the PSUs already converted to RSUs as part of the interim vesting.
(5)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the cumulative adjusted operating income goal. The goal is based on Sara Lee’s cumulative adjusted operating income over the three-year performance cycle ending June 30, 2012. The final adjusted operating income performance will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 150% of the PSU amount originally granted. There is no interim vesting for this grant. As of the end of fiscal 2010, the performance measure was tracking at “target,” which is reflected in the values shown in the table.
(6)	Grant vests in full on August 31, 2012 in accordance with plan terms for grants made on an interim fiscal year grant date.
(7)	This is a restoration option grant that vested six months after the grant date. A restoration option, which was granted when an employee used currently-owned shares of Sara Lee common stock to exercise a stock option, was subject to the same terms and conditions as the original option it replaced, except that the restored option’s exercise price was equal to the market value of Sara Lee’s common stock on the date the restoration option was granted. Sara Lee eliminated the restoration option feature from its option program in fiscal 2005.

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — This column reflects the number of shares underlying performance-based stock options that will vest if and to the extent predetermined performance targets are achieved. The amount represents the value that would be earned if “threshold” performance targets were achieved.

Market Value of Shares or Units of Stock That Have Not Vested ($) — This column reflects the market value of the unvested RSUs or PSUs based on the closing market price per share of our common stock of $13.99 on July 3, 2010. This column contains only the RSUs and PSUs that are subject to service-based vesting conditions, including the interim vesting of the fiscal 2009-2011 PSU grants.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — This column reflects PSUs that will vest if and to the extent predetermined performance targets are achieved. The amount represents the value that would be earned if “target” performance targets were achieved.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column reflects the market value of the unvested and unearned PSUs based on the closing market price per share of our common stock of $13.99 on July 3, 2010. This column contains only the PSUs that are subject to performance-based vesting conditions.

Option Exercises and Stock Vested In Fiscal Year 2010

The table below provides information on the named executive officer’s stock awards that vested from June 27, 2009 through July 3, 2010. During fiscal year 2010, none of the named executive officers exercised options.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Brenda C. Barnes	0	$0	116,160	$1,125,590
Marcel Smits	0	$0	0	$ 0
Mark A. Garvey	0	$0	45,053	$ 436,564
Christopher J. Fraleigh	0	$0	21,828	$ 211,513
Frank van Oers	0	$0	14,407	$ 139,604
Stephen J. Cerrone	0	$0	6,626	$ 64,206

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Sara Lee common stock on the vesting date of $9.69 per share. In addition to the value realized, the named executive officers also received accrued dividend equivalents on the shares acquired on vesting. Dividend equivalents are accrued at the same rate as dividends paid to all stockholders.

Pension Benefits In Fiscal Year 2010 Table

The following section provides information on the defined benefit retirement plans in which the named executive officers participate.

Name	Plan Name	Number of Years Credited Service as of 07/02/2010 (#)(1)	Present Value of Accumulated Benefit as of 07/02/2010 ($)(2)	Payments During Last Fiscal Year ($)
Brenda C. Barnes	Sara Lee Corporation Salaried Pension Plan	1.5	$46,207	$0
	Sara Lee Corporation Supplemental Executive Retirement Plan	11.67	$4,886,500	$0
Marcel H.M. Smits (3)	None	N/A	$0	$0
Mark A. Garvey	Sara Lee Corporation
	Salaried Pension Plan	10.42	$168,993	$0
	Sara Lee Corporation
	Supplemental Executive Retirement Plan	14.75	$631,119	$0
Christopher J. Fraleigh	Sara Lee Corporation Salaried Pension Plan	0.92	$16,285	$0
	Sara Lee Corporation Supplemental Executive Retirement Plan	5.25	$690,345	$0
Frank van Oers	Sara Lee International B.V. Pension Plan	13.5	$1,085,768	$0
Stephen J. Cerrone (3)	None	N/A	$0	$0

(1)	Ms. Barnes and Messrs. Garvey and Fraleigh ceased to accrue credited service and additional benefits in the Sara Lee Salaried Pension Plan as of December 31, 2005 as a result of Internal Revenue Code compensation limits and non-discrimination requirements applicable to tax qualified retirement plans. Beginning in January 2006, each such named executive officer accrues credited service and additional benefits only in the Sara Lee Supplemental Executive Retirement Plan. Accordingly, the number of years of credited service under the Sara Lee Salaried Pension Plan in the table above relates solely to active service prior to January 2006. In addition, the Sara Lee Salaried Pension Plan and the Sara Lee Supplemental Executive Retirement Plan were frozen for all participants effective April 30, 2010. Accordingly, the number of years of credited service reflected in the Sara Lee Salaried Pension Plan and Sara Lee Supplemental Executive Retirement Plan are fixed as of April 30, 2010.
(2)	The following assumptions were used in the present value of accumulated benefits calculations:

Assumption	Netherlands	U.S. – Sara Lee Pension Plan	U.S. – Sara Lee Pension SERP
Discount Rate	4.94%	5.40%	5.02%
Indexation Rate	1.60%	N/A	N/A
Mortality	AG2050	Gender-specific RP2000 table projected for generational improvements with a white-collar adjustment
Currency Conversion Rate	1 Euro = $1.2522 USD

(3)	The Sara Lee Salaried Pension Plan and the Sara Lee Supplemental Executive Retirement Plan were amended to restrict new participants on and after July 1, 2005. Messrs. Smits and Cerrone were hired after July 1, 2005 so they are not eligible to participate in these plans.

Ms. Barnes and Messrs. Garvey and Fraleigh participate in the Sara Lee Corporation Salaried Pension Plan (the “Pension Plan”) and the defined benefit portion of the Sara Lee Corporation Supplemental Executive Retirement Plan (the “Pension SERP”). The Pension Plan is a defined benefit plan intended to provide tax qualified retirement benefits to employees; however, the Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under, and imposes certain non-discrimination requirements that may limit participation by the named executive officers in, our tax qualified plans. The benefit under the Pension Plan is determined by a formula based upon employees’ compensation and years of credited service. The formula is 1.75% times final average compensation times credited service, minus a social security offset. A maximum of 35 years of credited service is recognized under the plan and employees are fully vested in the pension plan after five years of service or at age 65, regardless of service.

The Pension SERP, which is a nonqualified defined benefit plan, is intended to provide to the named executive officers the same benefits that they would earn under the Pension Plan if the Internal Revenue Code restrictions did not apply. Normal retirement age is 65 under both the Pension Plan and Pension SERP and the compensation covered under both plans is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. Amounts payable under the pension program are computed on the basis of a straight-life annuity. In accordance with the terms of her employment with Sara Lee, Ms. Barnes received two years credit for each one year of actual credited service for purposes of eligibility, vesting, and benefit accrual under the retirement programs. This additional benefit is provided entirely through the nonqualified Pension SERP. Due to changes in the program, accruals under the Pension Plan ended on December 31, 2005 and all accruals after that date are under the Pension SERP. At the end of fiscal 2010, Ms. Barnes was the only active named executive officers who was eligible for early retirement because she met the program requirements of age 55 and at least ten years of service. Early retirees are eligible for unreduced benefits at age 62; however, a 5% per year reduction factor applies to benefits commencing prior to age 62.

Effective April 30, 2010, the Pension Plan and the Pension SERP were frozen for all salaried employees, including all named executive officers. Accordingly, the number of credited service years in the Pension Plan and the Pension SERP are fixed as of July 3, 2010.

Mr. van Oers participates in the Stichting Pensioenfonds Sara Lee Nederland (the “Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. Defined benefits apply to qualified earnings up to Euro 88,098 (approximately $123,954) and defined contributions apply to qualified earnings in excess of this amount. Normal retirement age under the Dutch Pension Plan is 65 and pension benefits payable under the Dutch Pension Plan are based on an employee’s career average annual base salary and assumed bonus of 33% of base salary. Benefits are computed on the basis of a straight-life annuity. We make defined contributions to the plan based on the participant’s age and the participant’s qualified earnings in excess of Euro 88,098. In fiscal 2010, our contribution rate was 19% of qualified earnings in excess of Euro 88,098 for Mr. van Oers.

Nonqualified Deferred Compensation In Fiscal Year 2010

The following narrative and table provide information on the defined contribution portion of the Sara Lee Corporation Supplemental Executive Retirement Plan, which is the only nonqualified deferred compensation plan in which the named executive officers participated in fiscal 2010.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brenda C. Barnes	$—	$146,496	$180,810	$—	$692,247
Marcel H.M. Smits	$—	$—	$—	$—	$—
Mark A. Garvey	$—	$24,953	$34,417	$—	$128,982
Christopher J. Fraleigh	$—	$69,665	$60,197	$—	$250,762
Frank van Oers (2)	N/A	N/A	N/A	N/A	N/A
Stephen J. Cerrone	$—	$89,608	$55,214	$—	$255,333

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2010 Summary Compensation Table.”
(2)	Mr. van Oers is a resident of The Netherlands and participates in the programs Sara Lee sponsors in that country. The concept of a nonqualified plan does not apply to the Dutch programs, so no amounts are reported for him in the table.

The named executive officers domiciled in the United States participate in the Sara Lee Corporation Supplemental Executive Retirement Plan (the “401(k) SERP”). The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement benefits that could not be provided under the qualified Section 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Code compensation limit ($245,000 in calendar year 2009). Notional 401(k) SERP accounts earn a return based on the trading price of our common stock.

For all of the named executive officers domiciled in the United States, excluding Messrs. Smits and Cerrone, through April 30, 2010, Sara Lee’s contributions consisted of matching contributions of 2.73% of their eligible compensation (a 100% match up to 2%, plus a discretionary match of 0.73%) provided that the participant was contributing at least 2% of eligible pay and an annual company contribution of 2% on base salary and cash bonus in excess of the Internal Revenue Code limit, regardless of their contribution level. The executive contributions were made in the Section 401(k) Plan and not the 401(k) SERP. Employees are always fully vested in their contributions to the Section 401(k) plan and fully vest in Sara Lee’s matching contributions after five years of service.

On July 1, 2005, we changed the retirement program for salaried employees hired after that date, including Messrs. Smits and Cerrone, to be solely a defined contribution program. The program provides a 100% matching contribution of up to 4% plus annual company contributions of 5.5% on base salary and cash bonus (401(k) SERP allocations are made for eligible pay in excess of Internal Revenue Code limits). Employees are always fully vested in their contributions to the Section 401(k) Plan and fully vest in Sara Lee’s contributions after five years of service. Employees are eligible to participate in matching portion of the new 401(k) program immediately upon hire and the annual company contributions portion on the January 1 or July 1 following completion of one year of service. Effective May 1, 2010, following the defined benefit plan freeze, all salaried employees now receive the enhanced contribution.

No payouts, withdrawals or other distributions are permitted prior to separation from service. If the value of the participant’s vested 401(k) SERP benefit is less than $25,000, the benefit will be paid in a lump sum, and if the value of the participant’s vested 401(k) SERP benefit is $25,000 or greater, the benefit shall be paid in a lump sum unless the participant makes a valid election to receive the benefit in 5 or 10 year installments. These distribution rules are subject to Section 409A of the Internal Revenue Code.

Employment and Retirement Agreements

Generally, we do not enter into employment agreements with our executive officers, except with respect to expatriate assignments or if advisable under local law or custom, such as in The Netherlands. For that reason, Mr. van Oers has entered into an employment agreement with Sara Lee and Sara Lee/DE N.V., predecessor to Sara Lee International B.V., a Dutch subsidiary of Sara Lee.

Under this agreement, Mr. van Oers participates in our annual incentive award plan, long-term incentive plan, and other employee benefit plans on a basis commensurate with the other Sara Lee officers located in The Netherlands, and receives an annual representation allowance of Euro 6,120 (approximately $7,663). His agreement provides that it can be terminated by Sara Lee/DE upon six months’ prior notice and can be terminated by Mr. van Oers upon three months’ prior notice. Generally, if his employment is terminated without cause, he is entitled to the severance benefits provided under our severance plans (as described above). If Mr. van Oers’ employment is terminated at the option of Sara Lee/DE before age 57  1/2, he will be entitled to 1.5 times his most recent annual gross salary, if Sara Lee/DE fails to give six months prior notice, or 1.0 times his most recent annual gross salary, if six months prior notice was given. These severance payments are in addition to any other reasonable amount that may be awarded by the Netherlands Arbitration Institute. If Mr. van Oers’ employment is terminated at the option of Sara Lee/DE after age 57  1 /2, or at the executive officer’s option after age 60, he will be entitled to 90% of his most recent base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. The agreement also contains customary confidentiality provisions and prohibits Mr. van Oers from competing with us for 24 months after termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Sara Lee believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2010.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors-Committee Charters.” As provided in its charter, the Audit Committee’s responsibilities include oversight of Sara Lee’s financial reporting and internal controls processes. However, Sara Lee’s management is responsible for its internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. PricewaterhouseCoopers LLP (“PwC”) served as Sara Lee’s independent registered public accountants for fiscal year 2010.

In this context, and in accordance with its charter, the Audit Committee has met with management and PwC to discuss and review Sara Lee’s audited financial statements. In addition, at each regular meeting the Audit Committee meets separately with Sara Lee’s internal auditors and with PwC. Management represented to the Audit Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended July 3, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed these financial statements with management and with PwC. The Audit Committee also discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

Based on its review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended July 3, 2010, for filing with the Securities and Exchange Commission.

In fulfilling its oversight responsibility for reviewing the services performed by Sara Lee’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In fiscal 2010, the Audit Committee reviewed and discussed with PwC their independence from Sara Lee and its management and, as part of that review, the Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence). The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Audit Committee considered the audit and non-audit services that PwC provided in fiscal year 2010 and determined that the provision of those services is compatible with and does not impair PwC’s independence from Sara Lee and its management. As a result of its review, the Audit Committee has selected PwC as Sara Lee’s independent registered public accountants for fiscal year 2011, subject to stockholder ratification.

Audit Committee

Laurette T. Koellner, Chairperson, Christopher B. Begley,

Cornelis J.A. van Lede, Sir Ian Prosser, Jeffrey W. Ubben

Audit Fees

PricewaterhouseCoopers LLP (“PwC”) was Sara Lee’s principal auditor for fiscal year 2010. Aggregate fees for professional services rendered for Sara Lee by PwC for the fiscal years ended July 3, 2010 and June 27, 2009 were as follows (in millions):

	Fiscal Year Ended July 3, 2010	Fiscal Year Ended June 27, 2009
Audit Fees	$15.1	$14.5
Audit-Related Fees	4.7	4.6
Tax Fees	.2	.2
All Other Fees	.3	.0

	$20.3	$19.3

Audit Fees for fiscal years 2010 and 2009 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporation affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees for fiscal years 2010 and 2009 were for professional services rendered for carve out audit and due diligence services related to business dispositions and acquisitions, employee benefit plan audits and internal control reviews.

Tax Fees for fiscal years 2010 and 2009 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns.

All Other Fees for fiscal year 2010 were principally comprised of consultation services to improve operational efficiency.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PwC. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit, scope modifications initiated during the course of the audit work and statutory audit work for corporation affiliates in non-U.S. jurisdictions. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the SEC and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to carve-out audit and due diligence services related to business dispositions and acquisitions, internal control reviews and employee benefit plan audits.

Tax — The Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes.

Other Services — Other services were discussed with and approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Sara Lee’s independent registered public accountants for its fiscal year ending July 2, 2011. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011.

OTHER INFORMATION

Stockholder Proposals for the 2011 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2011 Annual Meeting must be received by the Corporate Secretary on or after April 17, 2011, and prior to 5:00 p.m. (Central Time) on May 17, 2011. Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2011 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 17, 2011.

All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Corporate Secretary, Brett J. Hart, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. A copy of the Bylaws may be obtained by written request to the same address, and also are available on our corporate Web site at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 3, 2010, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to:

Investor Relations Department

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

(630) 598-8100

You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Georgeson Inc. for $15,000 plus associated costs and expenses to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

3500 LACEY ROAD DOWNERS GROVE, IL 60515-5424

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M26723-P00421	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION
The Board of Directors recommends you vote FOR each of the
nominees for director and FOR proposal 2:
Vote on Directors
Proposal 1: Election of 11 directors
Nominees:	For	Against	Abstain
1a) Christopher B. Begley	☐	☐	☐			For	Against	Abstain

1b) Crandall C. Bowles	☐	☐	☐	1i)	Norman R. Sorensen	☐	☐	☐

1c) Virgis W. Colbert	☐	☐	☐	1j)	Jeffrey W. Ubben	☐	☐	☐

1d) James S. Crown	☐	☐	☐	1k)	Jonathan P. Ward	☐	☐	☐

1e) Laurette T. Koellner	☐	☐	☐	Vote on Proposals

1f) Cornelis J.A. van Lede	☐	☐	☐	Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal year 2011.	☐	☐	☐
1g) Dr. John McAdam	☐	☐	☐
1h) Sir lan Prosser	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

ADMISSION TICKET (Not Transferable)

2010 ANNUAL MEETING OF STOCKHOLDERS

9:30 a.m. (local time), October 28, 2010

Oak Brook Hills Marriott Resort

3500 Midwest Road

Oak Brook, IL 60523-2573

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 28, 2010, at 9:30 a.m. (CDT), at the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, Illinois. Stockholders owning shares at the close of business on September 7, 2010, are entitled to attend and vote at the meeting. Stockholders will vote on the election of 11 members of the Board of Directors, vote on the ratification of independent registered public accountants for fiscal year 2011 and transact such other business as may properly come before the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.saralee.com/annualmeeting.

h DETACH PROXY CARD HERE h	M26724-P00421

SARA LEE CORPORATION

Annual Meeting of Stockholders

October 28, 2010 at 9:30 AM

This proxy is solicited by the Board of Directors

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints Marcel Smits and Brett J. Hart, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Oak Brook Hills Marriott Resort, 3500 Midwest Road, Oak Brook, IL 60523-2573, on October 28, 2010, at 9:30 a.m. (CDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” proposal 2, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side